UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                REX ENERGY CORPORATION

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Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2016

To the Stockholders of Rex Energy Corporation: the 2016 Annual Meeting of Stockholders of Rex Energy Corporation (the “Company”) will be held on May 27, 2016 at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time (the “Annual Meeting”). The purposes of the meeting, as more fully described in the attached Proxy Statement, are:

1.	To elect six directors nominated by the Company’s Board of Directors to serve until the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3.	To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

4.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000.

5.	To approve the Company’s 2016 Long-Term Incentive Plan; and

6.	The transaction of any other business as may properly come before the Annual Meeting.

This notice is being sent to holders of our common stock of record at the close of business on April 11, 2016. Each such holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days before the meeting at our State College offices. The list will also be available during the meeting for inspection by stockholders.

All stockholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, YOU MAY VOTE BY TELEPHONE, THE INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

Jennifer L. McDonough

Senior Vice President, General Counsel

and Secretary

State College, Pennsylvania

April 27, 2016

REX ENERGY CORPORATION

366 Walker Drive

State College, Pennsylvania 16801

PROXY STATEMENT

Annual Meeting of Stockholders

We are furnishing this proxy statement to you on behalf of the Board of Directors (the “Board”) of Rex Energy Corporation, a Delaware corporation (the “Company”), to solicit proxies for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) or any reconvened meeting after any adjournment or postponement of the meeting. The Annual Meeting is scheduled to be held on Friday, May 27, 2016 at the Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 at 11:00 a.m., local time. The Company’s telephone number is (814) 278-7267, and our mailing address is 366 Walker Drive, State College, Pennsylvania 16801. Unless otherwise indicated or the context otherwise requires, references to “we”, “us” or “our” refer collectively to the Company and its subsidiaries.

This proxy statement is dated April 27, 2016. We are first mailing this proxy statement and the enclosed proxy card on or about April 27, 2016.

QUESTIONS AND ANSWERS

When and where will the Annual Meeting be held?

The Annual Meeting is scheduled to be held at Hampton Inn & Suites at Williamsburg Square, State College, Pennsylvania 16803 on May 27, 2016 at 11:00 a.m., local time.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the following matters:

•	election of six directors that the Board nominated to serve until the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

•	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

•

consideration of a non-binding “say on pay” vote regarding the compensation of our named executive officers, as this proxy statement describes in Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures;

•	an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000; and

•	approval of the Company’s 2016 Long-Term Incentive Plan

Who is entitled to vote at the meeting?

Our Board has set April 11, 2016 as the record date for the Annual Meeting (the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any postponement or adjournment of the meeting.

How many shares can vote?

As of the Record Date, we had outstanding 66,048,227 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

What constitutes a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Annual Meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

What is the difference between holding shares as a “registered stockholder” and as a “beneficial owner”?

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Registered Stockholder: A registered stockholder holds shares registered directly in the stockholder’s name with the Company’s transfer agent, Computershare. As a registered stockholder, you have the right to provide your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners: If you hold your shares through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name”, and your bank, broker or other nominee (which is considered, with respect to those shares, the stockholder of record) is forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote by completing the instructions that your bank, broker or other nominee provided to you. However, since you are not a registered stockholder, you may not vote these shares in person at the Annual Meeting unless you obtain a valid proxy from your bank, broker or other nominee (who is a registered stockholder), giving you the right to vote the shares.

What is a broker non-vote?

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote the shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of the shares.

The proposal to elect six directors, the proposal to consider a non-binding “say on pay” vote regarding the Company’s executive compensation, the proposal to increase the authorized shares of common stock, and the proposal to approve the 2016 Long Term Incentive Plan are each considered a non-routine matter. This means that banks, brokers and other nominees are not allowed to vote on these matters unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you information on how you can instruct them to vote on these proposals. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on these proposals.

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016 is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you information on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to this proposal.

How many votes are needed for approval of each proposal?

•	Election of directors

The election of each of the directors requires the affirmative “FOR” vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting. You may vote “FOR” or “WITHHOLD” with respect to election of each individual director nominee. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome on the election of directors.

•	Ratification of independent registered public accounting firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative “FOR” vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will have no effect on the vote.

•	Consideration of non-binding “say on pay” vote

The vote regarding compensation of the Company’s named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this vote on compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will not affect the outcome of the vote.

•	Amendment to the Certificate of Incorporation to increase the Company’s authorized common stock from 100,000,000 to 200,000,000

The request for approval of the amendment to the Certificate of Incorporation to increase to the Company’s authorized common stock from 100,000,000 to 200,000,000 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. As this is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will not affect the outcome of the vote.

•	Approval of the Company’s 2016 Long-Term Incentive Plan

The request for approval of the Company’s 2016 Long-Term Incentive Plan requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. As this is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes, if any, will not affect the outcome of the vote.

How does the Board recommend I vote on the proposals?

The Board unanimously recommends that you vote your shares as follows:

•	“FOR” the election of the Board’s six director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP;

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers;

•	“FOR” the resolution regarding the amendment to the Certificate of Incorporation to increase the Company’s authorized common stock from 100,000,000 to 200,000,000; and

•	“FOR” the resolution requesting approval of the 2016 Long-Term Incentive Plan.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be presented for stockholder action at the Annual Meeting, but if other matters are brought before the Annual Meeting or at any reconvened meeting after any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of the Company and its stockholders.

How do I cast my vote?

If you are a registered stockholder, you may vote in person or by proxy at the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, you are recommended to vote promptly by proxy by taking any of the following steps, even if you plan to attend the Annual Meeting in person:

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By Mail: Mark your vote, sign and date your proxy card and return it in the pre-addressed postage-paid envelope that we have provided. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method. Any proxy card that you mail must actually be received prior to the Annual Meeting;

•	By Telephone: Call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	By Internet: Visit the web site shown on your proxy card and follow the instructions. Internet voting is available 24 hours a day.

•	If you vote by telephone or internet, your voting instructions must be received by 1:00 a.m., Eastern Daylight Savings Time, on May 27, 2016.

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If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee describing how to vote your shares; please follow those instructions, as they are different from the instructions provided above for registered stockholders.

How will my proxy be voted?

All properly executed proxies, unless revoked as described below, will be voted at the Annual Meeting or any reconvened meeting after any adjournments or postponements of the meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote “FOR” all nominees,

“WITHHOLD” your vote for all nominees, or “WITHHOLD” your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	“FOR” the election of the Board’s six director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP;

•	“FOR” the resolution regarding the compensation of the Company’s named executive officers;

•	“FOR” the resolution regarding the amendment to the Certificate of Incorporation to increase the Company’s authorized common stock from 100,000,000 to 200,000,000;

•	“FOR” the resolution requesting approval of the 2016 Long Term Incentive Plan; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

Can I revoke my proxy?

Yes. If you hold your shares as the registered stockholder, you may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the attention of the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy that you are revoking;

•	voting later by telephone (prior to 1:00 a.m., Eastern Daylight Savings Time on May 27, 2016), if you previously voted by telephone;

•	voting later by the internet (prior to 1:00 a.m., Eastern Daylight Savings Time on May 27, 2016), if you previously voted by the internet; or

•	voting in person at the Annual Meeting.

Attending the Annual Meeting alone will not revoke your proxy. If you are not a registered stockholder, but instead a beneficial owner holding your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions that your bank, broker or other nominee provided to revoke your proxy and submit new voting instructions.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the Annual Meeting. The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who is soliciting this proxy? Who will bear the cost?

The Board is soliciting this proxy. We will bear the cost of the solicitation. We will also use the services of one or more proxy solicitors, and will bear the costs of those service providers, which is not expected to be more than $30,000. In addition to the use of mail, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram, electronic mail or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock that those owners hold of record. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

What does it mean if I get more than one proxy card or set of instructions from a bank, broker or other nominee?

Your shares may be registered in more than one account. You should vote each proxy card you receive and follow each set of instructions from your bank, broker or other nominee.

If I’m planning to attend the Annual Meeting, what do I need to bring with me?

We will have a list of record holders as of the Record Date. If hold your shares as a beneficial owner, you will need evidence of your stockholdings as of the Record Date to be admitted to the Annual Meeting. Representatives from the Company may ask you for a broker statement or similar evidence of your ownership of our common stock. Please don’t bring bags, purses, briefcases, or coats to the Annual Meeting as we do not allow them into the meeting room.

Where can you receive help answering your questions or obtaining information about the meeting?

If you have any questions about any of the proposals to be presented at the Annual Meeting or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our Investor Relations Department by telephone at (814) 278-7267 or by mail at the Company’s address at 366 Walker Drive, State College, Pennsylvania 16801. In addition, information regarding the Annual Meeting is available via the internet at www.edocumentview.com/REXX.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BANK, BROKER OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of our current directors serves a term that expires at the Annual Meeting. Upon recommendation of the Nominating and Governance Committee, the Board has determined, and has adopted a resolution to this effect, to reduce the number of directors on the Board from eight to six effective from and after the 2016 Annual Meeting. Incumbent directors Mr. Higbee and Mr. Tipton will step down from the Board and all Committees immediately after the 2016 Annual Meeting. In making the decision to reduce the size of the Board, the directors considered, among other factors, the current composition of our Board, the size of our Board compared with other exploration and production companies of similar size, the Company’s market capitalization and financial position, recent actions by the Company to reduce its workforce by approximately 25% and other cost control initiatives, and our anticipated future plans. In connection with its annual self-evaluation process, the Board also identified the requisite skills and competencies to ensure the future Board composition would continue to represent the necessary breadth, diversity, and expertise levels for effective oversight and leadership. There have been no disagreements with management or the Board; and the Board and management are deeply appreciative and grateful to Messrs. Higbee and Tipton for their dedicated service to the Company.

The Board has nominated incumbent directors Lance T. Shaner, Jack N. Aydin, John A. Lombardi, Eric L. Mattson, Thomas C. Stabley, and John J. Zak to be elected by our stockholders entitled to vote at the Annual Meeting. The director nominees, if elected, will serve until the 2017 Annual Meeting of Stockholders, or until their successors are duly elected and qualified, or their earlier resignation or removal. Messrs. Shaner, Aydin, Lombardi, Mattson, Stabley and Zak have each indicated a willingness to serve as a director if elected.

If any director nominee becomes unable or unwilling to stand for election as a director, which is not currently anticipated, it is intended that the shares represented by proxies will be voted for the election of such other person or persons as the Board may nominate.

When considering whether director nominees have the experience, qualifications, attributes and skills to enable the Board to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth below. We have also provided additional information about each nominee to further illustrate the specific traits and characteristics that the Nominating and Governance Committee believes qualify these individuals to serve as directors of our Company.

The Board unanimously recommends a vote “FOR” the election of each of the Board’s six director nominees listed below.

Name	Age	Position
Lance T. Shaner	62	Chairman
Thomas C. Stabley	45	Chief Executive Officer, President, and Director
Jack N. Aydin	75	Director
John A. Lombardi	50	Director; Chairman of Audit Committee
Eric L. Mattson	64	Director
John J. Zak	55	Director; Chairman of Compensation Committee

Lance T. Shaner has been Chairman and a director of the Company since March 2007. Mr. Shaner founded our predecessor company, PennTex Resources, L.P., in 1996, and co-founded and served as an officer of all of the Rex Energy affiliated companies before our initial public offering in July 2007. From March 2004 to September 2006, Mr. Shaner served as the Chief Executive Officer and Chairman of our wholly owned subsidiary, Rex Energy Operating Corp., and from June 2011 through October 2011, he served as our Interim Chief Executive Officer. Since its inception in 1984, Mr. Shaner has served as Chairman and Chief Executive Officer of Shaner Hotels, a privately held hotel company. Mr. Shaner is also the Chairman and Chief Executive Officer of Shaner Growth Fund I LLC, Shaner Growth Fund II, LLC, a private mortgage REIT, and Shaner

Capital L.P., a company formed to make preferred equity investments in small to mid-size companies. Mr. Shaner is also the Chairman of the Board of Shaner Italia, a holding company that developed the Renaissance II Ciocco Resort and Conference Center in Tuscany, Italy. Mr. Shaner previously served on the Board of Directors of C-Cor Incorporated, a publicly traded company providing integrated network solutions, from October 2003 to October 2005. Previously, Mr. Shaner developed and operated a television cable company in Western New York and Pennsylvania. Mr. Shaner received his Bachelor of Arts degree in History from Alfred University.

Qualifications. Mr. Shaner has extensive business experience as founder, Chairman and Chief Executive Officer of Shaner Hotels and related companies. His roles as a founder of the Company and director since inception provide him with a strong understanding of our industry and the challenges of managing a complex organization such as ours. Mr. Shaner has strong executive leadership skills gleaned from his roles as Chief Executive Officer for a variety of organizations and service on the boards of both public and private companies. He brings a deep understanding of the financial markets, capital raising and other major corporate transactions to our Board and, as our Chairman, provides valuable insight and strategic guidance to our management.

Thomas C. Stabley has been President of the Company since August 2015, and Chief Executive Officer and a director of the Company since October 2011. Mr. Stabley co-founded the Company in 2004. He served as the Chief Financial Officer until October 2011, when he assumed the dual role of Chief Executive Officer and Chief Financial Officer, until relinquishing the Chief Financial Officer role in June 2012. As Chief Financial Officer, he guided the Company and its predecessors through the reorganization and consolidation that resulted in the Company’s initial public offering in 2007. Prior to 2004, for predecessor companies and affiliates of Rex Energy, Mr. Stabley held executive roles in Accounting, Finance, and Acquisitions & Divestitures, culminating in the role of Vice President, Accounting and Finance, where he was responsible for all aspects of capital management, financial reporting, and corporate planning. Prior to that, Mr. Stabley served as Vice President of Accounting for Shaner Hotels, a privately held hotel company. He holds a Bachelor of Science degree in Accounting from the University of Pittsburgh.

Qualifications. In his capacity as President, Chief Executive Officer and director, Mr. Stabley serves as a critical liaison between the Board and management. His intimate knowledge of the strategic and operational priorities and day-to-day workings of our business enables him to provide the Board with essential insight and perspective. Mr. Stabley brings nearly twenty years of expertise in capital markets, financial reporting, corporate finance and strategic planning to his roles as our President, Chief Executive Officer and a director on our Board.

Jack N. Aydin has been a director of the Company since June 2015. In addition, since June of 2014, Mr. Aydin has served as a director and the chairman of the compensation committee at Synergy Resources, a public oil and gas company with operations focused in the Niobrara Basin. Prior to that, he was a senior analyst with KeyBanc Capital Markets for over 40 years, most recently serving as Senior Managing Director from 2000 until his retirement in 2014. While at KeyBanc, Mr. Aydin primarily focused his analyst coverage on the exploration and production sector, particularly on small and mid-cap E&P companies. In addition, he managed the KeyBanc Sales and Trading office for 10 years and served as interim Director of Research in 2003. Mr. Aydin began his career in 1968 with Filor, Bullard and Smythe, where he served as both an equity research analyst and Director of Research. He currently serves as a director of Synergy Resources Corporation, and is a member of the National Association of Petroleum Investment Analysts, the Oil Analysts Group of New York, and the New York Society of Security Analysts. He holds an MBA degree in finance and economics, as well as a Bachelor of Science degree from Farleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim Seminary in Mosul, Iraq.

Qualifications. Mr. Aydin has over 45 years of experience as a financial analyst covering the oil and gas industry. Over the course of his career, Mr. Aydin has been recognized numerous times by leading financial publications for his excellence in stock selection and earnings estimations. His knowledge of the oil and gas industry as well as the financial and capital markets enables him to provide critical insight to the Board.

John A. Lombardi has been a director of the Company since April 2007. Since March 2008, Mr. Lombardi has been a principal at the accounting firm of Hill, Barth & King LLC in its Erie, Pennsylvania office. From February 2007 until March 2008, Mr. Lombardi was self-employed as an accounting and financial reporting consultant. Mr. Lombardi was the Senior Vice President and Chief Financial Officer for Rent-Way, Inc., a publicly traded furniture and electronics rent-to-own company, from December 2005 to February 2007 when Rent-A-Center, Inc. acquired Rent-Way. He was Vice President, Corporate Controller and Chief Accounting Officer of Rent-Way, Inc. from April 2001 to December 2005. Mr. Lombardi is a certified public accountant, a certified insolvency and reorganization accountant and a certified fraud examiner. Mr. Lombardi holds a Bachelor of Science degree from Gannon University.

Qualifications. As a certified public account and a former Chief Financial Officer of a publicly traded company, Mr. Lombardi brings significant experience, expertise and background in financial and accounting matters to our Board. He has extensive knowledge of public company accounting, finance, internal controls and procedures and risk management that enables him to provide insight and guidance to our Board in these areas. Mr. Lombardi has been designated by our Board as an “audit committee financial expert” and he currently serves as the Chairman of our Audit Committee.

Eric L. Mattson has been a director of the Company since April 2010. Since 2007, he has served as the Executive Vice President and Chief Financial Officer of SES Holdings LLC, a privately held oilfield service company located in Houston, Texas. From 2003 to 2007, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. From September 1999 until November 2002, Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private internet backbone and broadband service provider. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a publicly traded provider of products and services to the oil, gas and processing industries. Since March 1995, Mr. Mattson has been a member of the Board of Directors of National Oilwell Varco, Inc., a publicly traded oilfield service and manufacturing company, and also serves as a member of its audit committee. Mr. Mattson received his Bachelor of Science degree in Economics and an M.B.A. from The Pennsylvania State University.

Qualifications. Mr. Mattson has extensive experience as a Chief Financial Officer for a variety of organizations, both public and private. He brings strong executive leadership skills and a deep understanding of strategic planning, financial reporting, mergers and acquisitions and risk management to our Board, as well as significant experience gained from serving on the board of another public company in a related industry. His knowledge of the oil and gas industry as well as the financial and capital markets enables him to provide critical insight to the Board. Mr. Mattson has been designated by our Board as an “audit committee financial expert.”

John J. Zak has been a director of the Company since November 2010. Mr. Zak has been a partner in the law firm of Hodgson Russ LLP since 1990, concentrating his practice in U.S. securities regulation and compliance, mergers and acquisitions, and corporate law and governance. Mr. Zak has over twenty five years of experience in North American capital markets, regularly counseling U.S. and Canadian businesses on U.S. securities and corporate law matters. He is a member of the New York State Bar Association and the American Bar Association. Mr. Zak received his Bachelor of Arts degree from the State University of New York at Buffalo and his J.D. from Cornell Law School.

Qualifications. Mr. Zak has extensive experience in providing strategic counsel and legal advice to public and private companies engaged in major corporate and capital raising transactions and securities offerings. He also brings strong leadership skills and a deep understanding of public company governance, mergers and acquisitions, and executive compensation arrangements to our Board. His expertise in corporate law and governance, securities regulation and compliance enable him to provide our Board with valuable insight and perspective. He currently serves as the Chairman of our Compensation Committee.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Our Board currently consists of eight directors, but will be reduced to six directors after the Annual Meeting. Under our corporate governance policy, the Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result. Consistent with the importance of the Board’s responsibilities, each director is expected to be familiar with the Company’s business and public disclosures, to review in advance of Board meetings all related materials distributed to the Board and to attend and participate in meetings of the Board and meetings of any committee of which the director is a member.

In 2015, the Board held ten meetings, including regularly scheduled and special meetings, in person and via teleconference. In 2015, each director attended more than seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served (as to Mr. Aydin, from the time he became a member in June 2015). It is the Company’s policy that, to the extent reasonably practicable, Board members should attend stockholder meetings. All of the directors on the Board attended our 2015 Annual Meeting of Stockholders.

Director Independence

As part of the Company’s corporate governance practices, and in accordance with NASDAQ rules, the Board has established a policy requiring a majority of the members of the Board to be independent. For a director to be independent, the Board must determine, among other things, that the director does not have any direct or indirect material relationship with the Company. The criteria for determining director independence are set forth in our Corporate Governance Guidelines, which are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. Our Corporate Governance Guidelines conform to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the Board has determined that all of our directors with the exception of Mr. Stabley are independent directors.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is described below. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.rexenergy.com under the “Corporate Governance” link under the “Investor Relations” tab. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

It is the role of the Nominating and Governance Committee to recommend to the Board candidates to serve on the committees. The Board then designates or confirms committee members and they serve until their successors are selected and qualified or until their earlier death, retirement, resignation or removal. The table below sets forth the current composition of the Board committees. Future composition will be determined at one or more meetings prior to the Annual Meeting.

	Nominating and Governance Committee	Compensation Committee	Audit Committee
Jack N. Aydin	Member	—	—

John W. Higbee	Chair	Member	Member

John A. Lombardi	—	Member	Chair

Eric L. Mattson	—	—	Member

John J. Zak	Member	Chair	—

Todd N. Tipton	Member	—	—

On a periodic basis, the Board reviews the composition of the Board committees and discusses the need or desire for changes or additions to the committees.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. Pursuant to its charter, the functions and responsibilities of the Audit Committee include:

•	selecting and hiring (subject to ratification by our stockholders) the independent public accountants to audit our financial statements;

•	establishing the scope of, and overseeing, the annual audit;

•

assisting the Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function;

•

overseeing our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board have established; and

•	maintaining free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Audit Committee consists of Messrs. Higbee, Lombardi (Chair) and Mattson. The Board has determined that all members of the Audit Committee meet the independence criteria prescribed by the applicable regulations and rules of the Securities and Exchange Commission (the “SEC”) and are “independent directors” within the meaning of applicable NASDAQ listing standards. In addition, the Board has determined that Messrs. Higbee, Lombardi and Mattson each:

(i)	meet NASDAQ’s financial literacy requirements;

(ii)	qualify as “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC; and

(iii)	meet NASDAQ’s financial sophistication requirements.

In 2015, the Audit Committee held seven meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Compensation Committee

The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers, including our Chief Executive Officer;

•	assisting in developing and reviewing the annual performance goals and objectives for our executive officers, including our Chief Executive Officer;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and equity-based compensation plans;

•	reviewing and recommending compensation for our nonemployee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee has directed the design and implementation of our executive compensation program. Our Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee periodically consults with our human resources department and outside advisers and may use customized data that compensation consultants provide and non-customized survey data in connection with its decisions on executive compensation matters.

In 2015, the Compensation Committee engaged the services of Pay Governance LLC (“Pay Governance”), an independent compensation consultant, to advise it in connection with certain executive compensation matters. Pay Governance provided customized information to the Committee in response to the Committee’s inquiries and direction. (Please see the Compensation Discussion and Analysis for more information about the services provided by Pay Governance.)

The Compensation Committee has reviewed the nature of the relationship between itself and Pay Governance, including all personal and business relationships between the committee members, the compensation consultants and the individuals who provided advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any conflicts of interest in the engagement of Pay Governance as a compensation consultant.

The Compensation Committee currently consists of Messrs. Higbee, Lombardi and Zak (Chair). None of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. The Board has determined that all members of the Compensation Committee satisfy the applicable independence requirements of the NASDAQ listing standards in effect as of the date of this proxy statement. Additionally, all of the members of the Compensation Committee qualify as “nonemployee directors” for purposes of SEC requirements, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. In 2015, the Compensation Committee held four meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2015 requiring disclosure pursuant to SEC rules. Additionally, in 2015, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on the Compensation Committee or Board.

Nominating and Governance Committee

The Nominating and Governance Committee nominates candidates to serve on the Board. It is also responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company. Pursuant to its charter, the responsibilities and duties of the Nominating and Governance Committee include:

•	assisting the Board in developing and annually reevaluating a set of specific criteria for Board membership;

•	assessing the size and composition of the Board and its committees and identifying qualities, skills and areas of expertise that will help to strengthen and balance the Board;

•	evaluating each new director candidate and each incumbent director prior to recommending that the Board nominate or re-nominate any such individual for election or reelection;

•

assisting the Board in developing, periodically reassessing and annually evaluating the cooperation of each member of the Board in complying with initial orientation guidelines and continuing education guidelines;

•	reviewing the performance and composition of each committee of the Board and recommending any appropriate changes;

•	recommending committee members to the Board; and

•	reviewing the adequacy of the charters of each committee of the Board, including the Nominating and Corporate Governance Committee charter, on an annual basis.

In circumstances where the Chairman is not independent, our Corporate Governance Policy provides that the Chairman of the Nominating and Governance Committee also act as the Presiding Independent Director for meetings of the independent directors (unless another independent director is selected for this role by the independent directors).

The Nominating and Governance Committee currently consists of Messrs. Aydin, Higbee (Chair), Tipton and Zak. In 2015, the Nominating and Governance Committee held four meetings, including regularly scheduled and special meetings, in-person and via teleconference.

Director Compensation in 2015

Under the Company’s director compensation plan, each nonemployee director receives a monthly cash retainer of $6,000 and annual grants of time-based restricted stock and phantom stock with an aggregate value of $100,000. In September 2015, the Compensation Committee recommended that annual equity grants for the nonemployee directors be reduced on a one-time basis to an aggregate value of $80,000 in recognition of the Company’s financial condition and the challenging market and industry conditions prevailing at that time.

Director Equity Grants

In September 2015, the Compensation Committee approved awards of three-year, ratably vesting time-based restricted stock and phantom stock for each of the nonemployee directors. The awards are split sixty percent restricted stock and forty percent phantom stock. The phantom stock is payable in cash upon vesting. Awards of phantom stock were included to allow the nonemployee directors, for whom the Company does not withhold taxes, to meet their tax obligations if and when the awards vest. The restricted stock and phantom stock are subject to the same vesting requirements and the phantom stock will vest only if and when the underlying restricted stock vests.

The following table sets forth certain information regarding non-employee director compensation for 2015:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Lance T. Shaner	$72,000	$80,001	$152,001
Jack N. Aydin	$42,000	$138,336	$180,336
John W. Higbee	$72,000	$80,001	$152,001
John A. Lombardi	$72,000	$80,001	$152,001
Eric L. Mattson	$72,000	$80,001	$152,001
Todd N. Tipton	$72,000	$80,001	$152,001
John J. Zak	$72,000	$80,001	$152,001

(1)

Represents the grant date fair value of awards granted during 2015, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)

On June 1, 2015, Mr. Aydin was granted 7,202 shares of restricted stock and 4,801 shares of phantom stock coincident with his election to the Board. On October 1, 2015, as part of our annual award cycle, each of our non-employee directors were granted 22,120 shares of restricted stock and 14,747 shares of phantom stock. For all of these grants, the shares of restricted stock and phantom stock are time-based and vest ratably over a three-year period, commencing on the one year anniversary of the grant date. The Company did not grant any stock options or performance-based restricted stock to nonemployee directors during 2015. The following table sets forth the aggregate number of shares of time-based restricted stock, performance-based restricted stock, phantom stock and options outstanding at December 31, 2015 for each nonemployee director.

Name	Number of Time-Based Restricted Stock Awards Outstanding at Year-End	Number of Performance- Based Restricted Stock Awards Outstanding at Year-End	Number of Phantom Stock Awards Outstanding at Year-End	Number of Option Awards Outstanding at Year-End
Lance T. Shaner	31,854	—	21,236	22,734
Jack N. Aydin	29,322	—	19,548	—
John W. Higbee	31,854	—	21,236	47,734
John A. Lombardi	31,854	—	21,236	72,734
Eric L. Mattson	31,854	—	21,236	7,387
Todd N. Tipton	32,274	—	21,516	—
John J. Zak	31,854	—	21,236	—

CORPORATE GOVERNANCE

The Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders. In this regard, the Board has, among other things, adopted:

•	Corporate Governance Guidelines;

•	a code of business conduct and ethics for directors, officers and employees;

•	procedures regarding stockholder communications with the Board and its committees; and

•	written charters for the Board’s Audit, Compensation and Nominating and Governance Committees.

The Board reviews and modifies our policies and procedures as necessary to comply with any new requirements of the SEC or NASDAQ, and periodically to reflect evolving standards in corporate governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set out our Company’s guidelines regarding, among other things, the Board’s composition, leadership, Presiding Independent Director, committees, meeting procedures, the compensation and responsibilities of our directors and the responsibilities of management. A copy of the Corporate Governance Guidelines is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com.

Code of Business Conduct and Ethics for Directors, Officers and Employees

The Board has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code of Ethics”). The purpose of the Code of Ethics is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and to help enhance and formalize our culture of integrity, honesty and accountability. A copy of the Code of Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rexenergy.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Ethics on our website.

Stockholder Communications with the Board

We encourage any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who will assure that the Chairman of the Nominating and Governance Committee receives the correspondence. The Company’s principal address is: Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has the flexibility to decide whether it is in the best interests of the Company to separate the roles of Chief Executive Officer and Chairman. We currently have a separate Chairman and Chief Executive Officer. Lance T. Shaner serves as our Chairman, and Thomas C. Stabley serves as our President and Chief Executive Officer. The Board has determined that having a separate Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Separating these positions allows our President and Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman to focus on the general policy for the Company and to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort, and energy that the President and Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board itself oversees operating risk management, with operational and strategic reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain Committees of the Board. The Audit Committee assists the Board of Directors in overseeing financial, compliance and reporting risk. The Compensation Committee assists the Board in overseeing risks related to our compensation programs and employee relations. Our Board also receives regular reports from Thomas C. Stabley, our President, Chief Executive Officer and a director, and other members of our senior management who supervise various aspects of our business, including operations, finance, legal and compliance, investor relations, enterprise risk management and safety and environmental.

Commodity risk is a significant component of the overall risk profile for our Company. The Board oversees the Company’s management of commodity price risk through regular reviews of the Company’s derivatives strategy with executive management and oversight of the Company’s policies, including limits to the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval. As part of its risk oversight, in response to the volatile commodities markets in 2015, and specifically with respect to oil, natural gas, and natural gas liquids prices, our Board requested third party advisors and financial consultants to present at each in-person Board meeting regarding the commodities markets, trends and past performance, the Company’s derivatives and hedging profile and practices, and other similar matters. In addition, the Company conducted frequent teleconferences in between meetings to, among other things, keep the Board updated and apprised of changes in the commodities environment.

The Audit Committee of the Board is charged by its charter with the responsibility to review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control these exposures and the Company’s litigation management and insurance management processes. The Audit Committee regularly updates the Board about the Committee’s activities and makes appropriate recommendations. Additionally, at certain Audit Committee meetings, management presents one or more particular areas of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee. In carrying out its duties and responsibilities, the Audit Committee is tasked with designing its policies and procedures to be flexible and to ensure that the corporate accounting, financial reporting and disclosure practices of the Company are appropriately tailored for the Company’s specific business and financial risks. The Audit Committee also regularly inquires as to whether the independent or internal auditors have any concerns regarding the possibility of significant accounting or reporting risks or exposures, the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments. The Audit Committee works with management in addressing its policies, strengths and weaknesses in each area presented or separately assessed.

Risk Assessment Regarding Compensation Policies and Practices

The Compensation Committee of the Board is responsible for the oversight and evaluation of risks related to our compensation programs. The Compensation Committee reviews and assesses our compensation policies and practices on an ongoing basis, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. Management assists the Compensation Committee as requested, and the Compensation Committee also engages consultants and advisors as needed to assist with the design and evaluation of our compensation programs. The Compensation Committee has concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our strategic plans and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In addition to the formal compliance programs described above, the Board, the Audit Committee, and the Compensation Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.

Director Nominations and Qualifications

The Nominating and Governance Committee selects and evaluates candidates for nomination as directors in accordance with the general criteria set forth in its charter, regardless of whether candidates are recommended to the Nominating and Governance Committee by the Board, stockholders or a third party consultant. Pursuant to the committee charter, each director should be an individual of the highest character and integrity, be free of any conflict of interest that would violate applicable law or regulation or interfere with the responsibilities of a director, and be able to devote sufficient time to the affairs of the Company to develop and maintain a sufficient knowledge of the Company and its industry, to review and analyze reports and other information important to Board and committee responsibilities, and to prepare for and attend Board and committee meetings. In addition, the Nominating and Governance Committee periodically re-evaluates and modifies as necessary specific criteria that should be represented by the members of the Board. In carrying out its function to nominate candidates for election to our board, the Nominating and Governance Committee considers the mix of skills, experience, character, commitment and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, as well as other differentiating characteristics – all in the context of the requirements of our Board at that point in time.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”), which has been the independent auditor for the Company since March 23, 2011, has been selected by the Audit Committee as our independent registered public accounting firm for the year ending December 31, 2016. We are asking stockholders to ratify this selection. Although we are not required to obtain stockholder ratification of the selection of KPMG, our Board believes that the selection of an independent registered public accounting firm is an important matter to stockholders, and considers a proposal for stockholders to ratify such selection as an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board unanimously recommends a vote “FOR” the proposal to ratify KPMG LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Audit-Related Fees

The following table summarizes the aggregate fees billed to us during the years ended December 31, 2015 and December 31, 2014 by KPMG ($ in thousands).

	Year Ended December 31,
	2015	2014
Audit fees(1)	$739	$937
Audit-related fees	—	—
Tax fees(2)	$54	$13
All other fees	—	—

	$793	$950

1)

Audit fees consist of amounts billed for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including (among other things) filings of registration statements, for the years ended December 31, 2014 and December 31, 2015.

2)	Tax fees consist of amounts billed for tax compliance and consultation services, including the preparation of state and federal tax returns.

Pre-Approval Policies and Procedures

The Audit Committee has the sole authority to select, appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence and determined that the nature and substance of any non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors provides assistance to the Board in, among other matters, fulfilling its responsibility relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Committee:

•	discussed these financial statements with the Company’s management and KPMG, the Company’s independent registered public accounting firm;

•

discussed with KPMG those matters required to be discussed under Auditing Standards No. 16 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•

received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG their independence.

Based on the review and discussions referred to above, the Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

The Committee has selected and engaged KPMG as the Company’s independent registered public accounting firm to audit and report to the Company’s stockholders on the Company’s financial statements for the year ending December 31, 2016.

This report is submitted by the members of the Audit Committee.

John A. Lombardi (Chair)

John W. Higbee

Eric L. Mattson

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. The biography for Thomas C. Stabley, who is both a director and an executive officer of the Company, may be found in the biographical information included for each of the director nominees.

Name	Age	Position with the Company
Thomas C. Stabley	45	President and Chief Executive Officer
Thomas G. Rajan	52	Chief Financial Officer
Robert W. Ovitz	57	Chief Operating Officer
Curtis J. Walker	34	Chief Accounting Officer
David E. Pratt	64	Senior Vice President, Exploration Manager
F. Scott Hodges	47	Senior Vice President, Land and Business Development
Jennifer L. McDonough	44	Senior Vice President, General Counsel and Secretary

Thomas G. Rajan has served as our Chief Financial Officer since February 2015. Before joining the Company, from June 2012 to February 2015, Mr. Rajan was managing partner of High View Energy LLC, a Fort Worth based company focused on exploration and production. Prior to that, Mr. Rajan was Managing Director of KeyBanc Capital Markets, where he spent eight years in investment and corporate banking roles, ultimately leading the Oil and Gas Investment Banking and Corporate Banking practices. Prior to his time at KeyBanc,

Mr. Rajan held various corporate finance roles with Comerica Bank, Cross Timbers Oil Company and JP Morgan Chase. Mr. Rajan holds a Bachelor of Science degree in Electrical Engineering and a Masters of Business Administration, both from Texas Tech University.

Robert W. Ovitz has served as our Chief Operating Officer since July 2015. He joined the Company in the fall of 2014 and, prior to his promotion, served as the Senior Vice President, Operations. Before joining Rex Energy, he spent 13 years with Noble Energy, Inc. (including three with Patina Oil & Gas, purchased by Noble in 2005), ultimately serving as Senior Operations Manager for Noble’s joint venture in the Marcellus Shale in Pennsylvania and West Virginia. In that capacity, Ovitz launched Noble’s presence in the Marcellus, building and leading an operational team from commencement of operations to producing over 300 MMcfe/d within three years. Prior to Noble, Mr. Ovitz held various senior management, drilling, and other engineering and technical roles for Patina Oil & Gas (three years), Questar Exploration & Production Company (one year), Amoco UK, and Amoco Production Company (combined 18 years). He holds a Bachelor of Science degree in Petroleum Engineering from Marietta College and a Master of Business Administration from the University of Denver.

Curtis J. Walker has served as our Chief Accounting Officer since May 2012 and also served as our Interim Chief Financial Officer in January 2015 prior to Mr. Rajan’s appointment. Prior to becoming Chief Accounting Officer, Mr. Walker served as Vice President, Accounting of Rex Energy beginning in November 2009. Mr. Walker joined the Company in 2007 and served in a number of financial positions with increasing responsibility, including Director of Accounting, before being promoted to Vice President, Accounting. Throughout his tenure with the Company he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, insurance and financial and risk management. Prior to joining Rex Energy, Mr. Walker spent four years with YRC Worldwide (a publicly traded Fortune 500 trucking and transportation company). During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller. Mr. Walker serves as the Company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

David E. Pratt has served as our Senior Vice President, Exploration Manager of the Company since October 2010. Prior to that, he was Vice President, Exploration Manager for Rex Energy from April 2008 to September 2010. Before joining Rex Energy, Mr. Pratt was a geologist for the New York State Department of Environmental Conservation, Bureau of Oil and Gas Regulation beginning in November 1999. Earlier in his career, Mr. Pratt spent over eight years as a regional exploration and development geologist for Cabot Oil and Gas Corporation (an independent exploration and production company) working in its Appalachian Basin operations. Mr. Pratt received his Bachelor of Science degree in Geology from the State University of New York at Albany and a Master’s degree in Geology from Rice University.

F. Scott Hodges has served as our Senior Vice President, Land and Business Development since March 2014. Prior to that, he served as our Senior Vice President, Land since October 2011 and Vice President, Land from June 2010 through September 2011. He is responsible for the acquisition and management of oil and gas, mineral and surface rights necessary for the continued growth of the Company, and oversees all business development, joint venture, and A&D transactions for the Company. Prior to joining Rex Energy, Mr. Hodges served in several management positions of increasing responsibility for Consol Energy (a publicly traded diversified energy producer), which he joined in 1997, culminating with the position of Regional Land Manager.

Jennifer L. McDonough has served as our Senior Vice President, General Counsel and Secretary since March 2014. She joined Rex Energy as Vice President, General Counsel and Secretary in April 2011. Before joining the Company, Ms. McDonough spent six years with Kennametal Inc. (a global manufacturer and provider of engineered products and solutions) as Assistant General Counsel and Assistant Secretary. Prior to that, Ms. McDonough was in private practice with Morgan, Lewis & Bockius, LLP, an international law firm, where she concentrated on business and finance matters, mergers and acquisitions, securities, and corporate governance. Ms. McDonough holds a Bachelor of Science in Psychology from the University of Pittsburgh and a Juris Doctorate, magna cum laude, from Duquesne University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of and information related to our compensation program and policies for our named executive officers. Our compensation program for named executive officers is designed and administered under the direction of our Compensation Committee, which is comprised of three independent directors. Our “named executive officers” for 2015 were:

(a)	Thomas C. Stabley, our Chief Executive Officer;

(b)	Thomas G. Rajan, our Chief Financial Officer;

(c)	Robert W. Ovitz, our Chief Operating Officer;

(d)	Curtis J. Walker, our Chief Accounting Officer, who also served as our interim Chief Financial Officer in 2015;

(e)	F. Scott Hodges, our Senior Vice President, Land and Business Development;

(f)	Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary;

(g)	Patrick M. McKinney, who was our former President and Chief Operating Officer; and

(h)	Michael L. Hodges, who was our former Chief Financial Officer.

In the discussion that follows in the Compensation Discussion and Analysis, we sometimes refer to our named executive officers as “executives” and to the Compensation Committee as the “Committee”. In general, the process followed by our Compensation Committee is similar for all of our executives; where it differs in any material respect, we will identify the differences in the discussion.

Mr. Michael Hodges resigned from his position as Chief Financial Officer effective January 6, 2015. Mr. Walker acted as the Company’s interim Chief Financial Officer from January 6, 2015 until the hire of Mr. Rajan as Chief Financial Officer in February 2015. Mr. McKinney resigned from his position as President and Chief Operating Officer effective July 9, 2015. We have included information about Mr. Michael Hodges’ and Mr. McKinney’s compensation for 2015 only to the extent it was relevant or applicable in 2015.

Executive Summary of Compensation Decisions 2015 through Present

2015 was a challenging year for exploration and production companies. Despite increasing production for the year by approximately 27% and employing mitigation factors that include an active hedging portfolio and a disciplined allocation of capital, realized prices for the Company’s oil, natural gas, and natural gas liquids declined sharply by approximately 51% in 2015 due to the significant deterioration in the commodities markets that began in the fall of 2014 and continued throughout 2015.

These negative market and business conditions affected the Compensation Committee’s executive compensation decisions for 2015 and to date in 2016. Due to the depressed commodities markets, the Company’s revenues, capital budget, and stock price were lower in 2015 than in 2014, and those factors supported maintaining or reducing certain components of executive compensation. At the same time, management was proactively implementing cost control measures, aggressively addressing vendor and general and administrative expenses, and exploring and, in certain cases, executing strategic transactions to strengthen the Company’s liquidity and asset positions, and those factors merited recognition and reward. The Committee sought to balance all of these factors in the context of its executive compensation decisions for the year.

We’ve listed the highlights of the Compensation Committee’s executive compensation committees below, and provide additional details about each where appropriate in this Compensation Discussion and Analysis and in the accompanying Executive Compensation tables.

•	Base salaries were frozen at 2014 levels;

•

Target levels for the annual incentive program for 2015 (“AIC”) were initially maintained at 2014 levels; however the AIC was later adjusted to 25% of 2014 levels and based solely on individual performance;

•

Long-term incentive targets for the executives were initially maintained at 2014 levels, but, in an effort to manage the share reserve under our 2007 Long-Term Incentive Plan, the Committee made awards based on theoretical stock prices that were significantly higher than the actual closing stock price on the grant date for the awards (between 50-75% higher), resulting in awards with reduced grant date fair values for all executives versus 2014 levels;

•

The Committee adjusted the timing of awards for the annual Long-Term Incentive Program (“LTIP”) such that the time-based component of the annual awards will be granted each year at its September meeting and the performance-based component of the annual awards will be granted each year at its February or March meeting;

•	The Committee approved onboarding arrangements for Mr. Rajan and promotional arrangements for Mr. Ovitz; and

•	The Committee approved limited severance arrangements for each of Mr. Michael Hodges and Mr. McKinney in exchange for their agreement to certain restrictive covenants and releases.

In summary, the Compensation Committee recognizes that the challenges the Company has experienced since late 2014 and the turbulent state of the energy markets have had, and continue to have, a significant impact on the Company’s compensation programs. To date in 2016, the Committee has taken additional steps to ensure that our executive and director compensation programs continue to be aligned with the Company’s strategy, resource needs and financial position. In February 2016, management recommended and the Committee approved an across-the-company temporary reduction in base salary levels and nonexecutive director cash compensation of 5%. The Committee also approved certain adjustments to benefits levels, including temporarily eliminating the Company match to 401K contributions, and other measures to support the Company’s cost containment efforts and prudently manage the business for future growth. The Committee has also re-evaluated the effectiveness of prior long-term incentive plans, and expects to continue its assessment of the Company’s overall executive compensation program during 2016 to adapt to changing market conditions and the Company’s financial position.

Compensation Objectives and Philosophies

Our executive compensation program was developed in accordance with the objectives and philosophies established by our Compensation Committee. Our program is designed to:

•	attract and retain talented and experienced executives in the highly competitive oil and gas labor market;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•

provide a competitive compensation package that is weighted heavily towards pay for performance and in which total compensation is primarily determined by company and individual results and the creation of shareholder value;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among our executives by coordinating company and individual goals; and

•	compensate our executives in a manner designed to meet our long-term objectives.

Compensation Process

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and evaluating and approving the compensation of our other executives. The Compensation Committee reviews our executive compensation program at least annually to ensure that it remains consistent with, and promotes the achievement of, our objectives and philosophies. Each year, the Compensation Committee evaluates and approves the individual elements of total compensation to be paid to our executives. In connection with its evaluation, the Compensation Committee typically examines and considers our performance during the previous year, as well as other factors described in the following discussion, to establish compensation levels.

For our executives (other than the Chief Executive Officer), the Compensation Committee solicits and receives the input of our Chief Executive Officer as to compensation levels. Our Chief Executive Officer annually reviews the performance of each executive with the Compensation Committee and makes recommendations to the Compensation Committee regarding various elements of compensation for each executive. For the Chief Executive Officer, the Compensation Committee is the sole body that makes compensation decisions. For all of our executives, the Compensation Committee may also review data that our human resources department compiles or that we obtain from surveys or other third party sources, such as compensation consultants, with respect to the executive compensation policies of our peer group and industry practices.

The Compensation Committee has the flexibility to exercise discretion when making compensation decisions for our executives. To attract and retain talented and experienced executives whose knowledge, skills and performance are critical to our success, the Compensation Committee believes that we should compensate our executives each year relative to market pay levels and the internal pay levels of our executives. To help us craft what we believe to be responsible market pay practices, the Compensation Committee asks us to take into account both external and internal factors. External factors may include concepts like market pay levels within our industry and the competitive landscape for executive talent, and we report on these matters to the Compensation Committee as requested. In 2015, external factors also included the general state of the oil and gas industry, the challenging commodities markets, and the impact of those dynamics on our stock price and performance. Internal factors may include concepts like:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s prior compensation amount and mix; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee does not necessarily give any one of these factors more weight than others, but may consider some or all of them as appropriate. All pay elements are cash-based except for the long-term equity incentive program, which may be an equity-based award, a cash award or a combination of both. We believe that a substantial portion of each executive’s compensation should be performance-based.

The Compensation Committee recognizes that there may be instances where the accounting treatment of an item may have a disproportionate or distortive impact on our financial results in any given year. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance and its impact on our annual and long-term incentive compensation. The Compensation Committee may exclude certain accounting measures and unusual or extraordinary items in determining whether a financial performance level or target has been met when doing so is consistent with our compensation objectives.

In connection with the 2015 Annual Meeting of Stockholders, our stockholders were given an opportunity to approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers for 2014-2015 (the “Advisory Vote”). We were pleased that the Advisory Vote resulted in an over 97% approval of our executive compensation. The Compensation Committee believes the results of the Advisory Vote demonstrate a high degree of stockholder support for our executive compensation objectives, philosophies and design. As a result, the Compensation Committee currently intends to continue to use these objectives and philosophies in making future compensation decisions. Each year, the Compensation Committee will consider the results of the annual “say on pay” vote in evaluating our executive compensation practices.

Role of Pay Governance

Since 2012, the Compensation Committee has engaged Pay Governance, an independent compensation consultant, to provide advisory services on an as-requested basis to the Compensation Committee in connection with its evaluation of our nonemployee director and executive compensation program, and to assist it in making compensation decisions for our executives, including input on and refinement of our peer group.

In past years, Pay Governance has assisted the Compensation Committee to develop a customized peer group from which data was used in reviewing the Company’s overall executive compensation program. Working with the Committee, with input from management as requested, Pay Governance initially developed the peer group after obtaining a sufficiently large sample size of companies so as to be able to gather comparable information generally and to accurately reflect the Company’s complexity and the executive labor market. The sample size of companies was created by looking at: companies with revenue, market capitalization, capital expenditures and employee size similar to the Company; companies in the oil and gas exploration and production industry; and companies that are publicly traded. Periodically, the Committee reviews the peer group to determine whether its composition remains effective and appropriate. In August-September of 2014, as we were preparing preliminary capital and related budgets for 2015, Pay Governance performed an analysis of executive compensation for the Committee using the peer group set forth below, which is the same peer group used for 2014.

Approach Resources, Inc.	Halcón Resources Corporation	PetroQuest Energy Inc.

Bonanza Creek Energy, Inc.	Legacy Reserves LP	Rosetta Resources, Inc.

Callon Petroleum Co.	Magnum Hunter Resources Corp.	Swift Energy Co.

Carrizo Oil & Gas Inc.	Matador Resources Company	Warren Resources Inc.

Comstock Resources Inc.	PDC Energy, Inc.

Goodrich Petroleum Corp.	Penn Virginia Corporation

However, in late 2014, when it became apparent that the oil and gas industry was experiencing severe challenges that would negatively affect the Company and its financial position for 2015, the Committee paused its evaluation of executive compensation. In 2015, as will be further discussed in this Compensation Discussion and Analysis, the Committee froze cash compensation at 2014 levels for the majority of our executives. As a result, although the Committee made no changes to the previous year’s peer group, it also did not utilize peer group data for most compensation decisions during the year. As certain of the former peers have been delisted, entered bankruptcy or have otherwise restructured their operations as a result of the industry downturn, the Committee expects to re-evaluate and adjust the peer group in 2016.

In addition to peer group composition and refinement, the Committee periodically engages Pay Governance for assistance or counsel regarding non-employee director compensation and the design of our annual or long term incentive plans and programs. If requested, representatives from Pay Governance attend our Committee meetings and, as needed, Pay Governance advises and consults with our Committee Chairman on specific questions.

Overview of Process for 2015

Over the course of several meetings from September 2014 through February 2015, the Compensation Committee evaluated the compensation of our executives to determine compensation adjustments for 2015. In preparation for the September 2014 Compensation Committee meeting, Pay Governance and management reviewed the peer group data, survey and industry data compiled by our human resources department, and year-to-date Company and individual performance. As is our practice, this information was compiled and, together with preliminary recommendations, was presented at the meeting to the Committee for its consideration and input.

Throughout the fourth quarter of 2014, the commodities environment, and in particular the price of oil, gas, and natural gas liquids, sharply declined. In light of the uncertainty in the oil and gas markets at the time, neither management nor the Committee felt it to be appropriate to consider comprehensive executive compensation changes for 2015 at the two Committee meetings in December 2014. The Committee did review the Company’s projected performance against its annual incentive plan for 2014, but deferred all other executive compensation decisions to a later date. In the first quarter of 2015, final data for 2014, including company performance and individual performance reviews for all executives, and recommendations for 2015 were presented to the Committee. The Committee made its determinations for compensation changes during the first quarter of 2015. These changes were very limited; annual base salaries and annual incentive opportunities for our executives were frozen at 2014 levels. Long-term incentive opportunities were also frozen or reduced during the course of 2015. Changes for each component of executive compensation are described under the applicable headings in this Compensation Discussion and Analysis.

Elements of Our 2015 Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and philosophies we previously described. We have summarized the basic elements of our executive compensation program for 2015 below. A detailed description of the compensation that we paid to our named executive officers can be found below under “2015 Compensation Program” and in the compensation tables in the “Executive Compensation” portion of this proxy statement.

Elements of Compensation Program	Description	Key Objectives Promoted
Annual Cash Compensation

Base Salary	Fixed annual cash compensation paid periodically during the year	To attract and retain talented executives

Cash Bonus	Variable cash compensation based on individual and Company performance for a one-year period	To motivate and reward achievement of personal goals, and Company-wide or business unit strategic, financial or operating goals
Long-Term Incentives

Amended and Restated 2007 Long-Term Incentive Plan	Stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and cash awards	To retain and motivate our executives over a longer term and align their interests with those of the Company’s stockholders.
Retirement Benefits

Retirement Savings Plan	A 401(k) retirement savings plan that enables executives to contribute a portion of their compensation with a discretionary Company matching contribution	Designed to be market competitive to attract and retain talented executives, given that most of our competitors provide a 401(k) plan
Employment and Severance Benefits

Employment Agreements	Agreements with certain of our named executive officers providing for minimum salary, incentive opportunities and severance benefits	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation covenants (See also “Potential Payments Upon Termination or Change in Control”)

Executive Severance Policy	A policy that provides for severance payments and certain other benefits to designated executives whose employment is terminated as a result of position elimination, a restructuring of the Company or a reduction in force	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-competition and non-solicitation (See also “Potential Payments Upon Termination or Change in Control”)

Elements of Compensation Program	Description	Key Objectives Promoted

Executive Change in Control Policy	Provides payment of salary continuation and certain other benefits to designated executives whose employment with the Company is terminated as a direct result of a Change of Control of our Company	Designed to enable the Company to attract and retain talented executives. Also intended to protect the Company’s interests through restrictive post-employment covenants, including non-solicitation (See also “Potential Payments Upon Termination or Change in Control”)
Other Benefits and Perquisites

Health and Welfare Benefits	Medical, dental and vision care coverage, disability insurance and life insurance	Customary benefits that enable the Company to attract and retain executive officers as most companies of our size provide similar benefits

Perquisites	Includes use of mobile phones, and for certain of our executives, automobile allowance or use of company vehicles	To enhance our ability to attract and retain talented executives

2015 Compensation Program

Annual Base Salary

For 2015 base salary decisions, although the Compensation Committee considered the competitive market data that was provided by Pay Governance during the fall of 2014, it did so for very limited purposes. As in previous years, the Committee considered other factors, including the role and responsibilities of each executive, the Chief Executive Officer’s annual performance evaluation of each executive and his recommendations for adjustments. Although the comparison data provided by Pay Governance in the fourth quarter of 2014 would have supported an increase in base salary levels for all of our executives, by February 2015, the oil and gas markets had been steadily declining for six months. Management and the Board were closely monitoring the potential impacts to the Company. In recognition of the deteriorating market environment, the Committee decided to freeze base salaries for our executives at 2014 levels. Later in the year, Mr. Ovitz’s base salary was increased to the level reflected in the table below in connection with his promotion to Chief Operating Officer.

The following table indicates the base salaries of our named executive officers as of December 31, 2015 (except for Messrs. Michael Hodges and Patrick McKinney, whose salaries are shown as of their last date of employment):

Name	2014 Base Salary	2015 Base Salary	Percentage Increase from 2014 to 2015
Thomas C. Stabley	$520,000	$520,000	0.00%

Thomas G. Rajan	$—	$360,000	N/A

Michael L. Hodges	$325,026	$—	N/A

Curtis J. Walker	$216,320	$216,320	0.00%

Robert W. Ovitz(1)	$299,998	$360,000	20.00%

Patrick M. McKinney	$401,700	$—	N/A

F. Scott Hodges	$277,206	$277,206	0.00%

Jennifer L. McDonough	$277,042	$277,042	0.00%

(1)	Mr. Ovitz’s salary was increased in connection with his promotion.

Annual Incentive Compensation

In 2015, our executives were eligible for cash-based annual incentive compensation awards. Each executive has a target for annual incentive compensation as set forth in the table below:

Officer	Target Award as a % of Base Salary
Thomas C. Stabley	100%
Thomas G. Rajan	85%
Michael L. Hodges	70%
Curtis J. Walker	50%
Robert W. Ovitz	85%
Patrick M. McKinney	100%
F. Scott Hodges	60%
Jennifer L. McDonough	55%

In December 2014, the Committee considered and preliminarily approved an annual incentive program for 2015 similar to that of 2014, such that:

•	60% of the executive’s annual incentive compensation would be determined based on the financial and operational performance targets;

•	15% would be based upon the achievement of health, safety and environmental compliance goals; and

•	25% would be determined based on the individual performance of the executive.

At that time, the Committee also preliminarily approved financial and operational performance measures for 2015 program, including production, drill bit finding and development (F&D) costs (for the Appalachian Basin), barrels of injection (for the Illinois Basin), and lift costs per unit, but did not set the performance targets for these measures. The Compensation Committee selected these measures because it believes they encourage growth and contribute to increasing revenues and profitability of the Company. The Committee also believes that these performance measures reflect the executives’ impact on our operational success, and that targets based on these measures can provide specific standards to motivate our executives to perform in our and our stockholders’ best interests. At the December 2014 meeting, the Committee deferred setting specific target levels for these measures until operating and capital budgets for 2015 were finalized, but, as in years past, the Committee approved a threshold requirement that the Company needed to attain discretionary cash flow of $129.6 million before any annual incentive compensation would be paid.

In February 2015, recognizing that the extreme volatility in the oil and gas markets would cause the Company to adjust its operations and capital plans for 2015 on a quarterly basis, the Committee determined that the proposed design for the 2015 annual incentive program was no longer appropriate, and that any bonuses for 2015 would be entirely at the Committee’s discretion.

In February 2016, the Compensation Committee considered a proposal to pay discretionary bonuses for 2015 at a reduced rate based entirely on the individual performance component of the annual incentive program. This component comprises 25% of a participant’s target annual incentive opportunity. Consequently, if approved, participants would be eligible to receive a discretionary bonus of up to 25% of their target annual incentive opportunity based on their individual performance in 2015; the other 75% of the target annual incentive opportunity that is typically based on Company performance was inapplicable for 2015. The individual performance component of the annual incentive award includes an evaluation of the participant’s achievement of qualitative individual objectives that, in our executives’ cases, are set by the Chief Executive Officer for each executive, and, in the case of the Chief Executive Officer, are set by the Board. The individual performance component of the annual incentive award includes, among other criteria, an assessment of the degree to which the participant:

•	demonstrates the ability to consistently exceed his or her expected job duties;

•	demonstrates the ability to consistently meet objectives timely;

•	demonstrates the ability to prevent health, safety and environmental problems within his or her area of responsibility;

•	contributes to business development activities such as acquisitions, sales, prospect development and joint ventures; and

•	directly contributes to activities that increase revenues or decrease expenses of the Company in amounts that exceed expected job performance.

For our executives, the Compensation Committee may determine awards for the individual performance component above or below the target level taking into account an individual executive’s performance and the Company’s results of operations and financial position at the time of the award. Some of the qualitative objectives for the individual performance component are personal in nature, depending on the facts and circumstances applicable to each executive. As the qualitative personal objectives are by their nature not objectively quantifiable, the portion of the target award payable upon the achievement of the personal objectives reflects the Chief Executive Officer’s subjective determination (or, with respect to the Chief Executive Officer, the Board’s subjective determination).

At the February 2016 meeting, the Committee deferred its decision with respect to the proposed discretionary cash bonus until a later date. As a result, no payments for bonus or annual incentive compensation for 2015 are reflected in the Summary Compensation Table.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term equity incentive awards are an important component of our overall executive compensation program. The Committee considers grants of long-term equity incentive awards to our executives and all other participants on an annual basis and as needed throughout the year for recognition, promotion, motivation or retention. Under our Amended and Restated 2007 Long-Term Incentive Plan (which we will refer to as the “2007 Long-Term Incentive Plan” for simplicity’s sake), the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, or other equity or cash awards to participants in our long-term incentive program.

The Compensation Committee reviews the design of our long-term incentive program at least annually to evaluate its effectiveness in aligning the interests of our management with those of our stockholders and promoting the goals of the Company. As a result of those reviews, the Committee periodically adjusts the design of the program to reflect the changing needs of our Company, address trends in our industry, or otherwise to ensure the program’s effectiveness. Each year the Compensation Committee establishes what it believes to be competitive target long-term incentive opportunities for each of our executives, based on its review of peer and industry data in an attempt to align total direct compensation with those of our peers. Long term incentive opportunities may be dollar denominated or expressed as a percentage of base salary. The following table shows the target and exceeded level long-term incentive opportunities set for our executive officers, other than Mr. Rajan and Mr. Ovitz, for 2014, which levels were maintained for 2015. For Messrs. Rajan and Ovitz, the table shows values granted in 2015 in connection with their onboarding and annual cycle plus promotion, respectively. As further explained below, actual grants during 2015 were made at lower levels due to factors including our depressed stock price and the need to prudently manage our share reserve under the 2007 Long-Term Incentive Plan.

Officer	Target Level Award	Exceeded Level Award
Thomas C. Stabley	$1,600,000	$2,400,000
Thomas G. Rajan	$600,000	$898,500
Michael L. Hodges	$680,010	$1,020,015
Curtis J. Walker	$130,000	$195,000
Robert W. Ovitz	$666,333	$999,500
Patrick M. McKinney	$900,000	$1,350,000
F. Scott Hodges	$525,000	$787,500
Jennifer L. McDonough	$475,000	$712,500

In prior years, our long-term incentive program has consisted of any one or a combination of awards of time-based stock options and restricted stock or performance-based restricted stock. For 2015, the design of our long-term incentive program for executives comprised a combination of time-based and performance-based restricted stock, both of which are also subject to continuing service conditions (the “2015 LTI Program”). In the Compensation Committee’s view, this design strikes an appropriate balance between performance-based awards, which it believes aligns the interests of our executives with our stockholders by focusing on important performance measures that drive shareholder value, with time-based awards, which recognize the long-term commitment of our executives to the Company. For more information about the awards that each executive received as long-term incentive compensation for 2015 and awards that are outstanding as of December 31, 2015, see “Executive Compensation – Grants of Plan-Based Awards” and “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” respectively.

2015 Long-Term Incentive Grants

From September through December 2014, the Compensation Committee conducted its overall review of executive compensation for 2015, which included an evaluation of the design of the long-term incentive program we used for 2014 (the “2014 LTI Program”), the participants, and the opportunities for our executives. In connection with that review, the Compensation Committee examined the peer group data provided by Pay Governance for each of our executives and other information about competitive long-term incentive award practices. Based on its review, the Compensation Committee decided to retain for the 2015 LTI Program a portfolio approach of combined time-based and performance-based restricted stock awards.

For awards under the 2015 LTI Program, the Compensation Committee first reviewed the long-term incentive target opportunity levels that had been set for each executive and other participants in the prior year program. As noted above, this review coincided with a starkly declining market and stock price environment for oil and gas companies and E&P companies in particular. Although the Committee maintained the target values from the 2014 LTI Program for its executives, it used them for guidance only. Because the Company’s stock price on the grant date for the 2015 LTI Program ($4.73) had significantly declined versus the stock price on the grant date for the 2014 LTI Program ($19.48), the Committee decided to make awards based on a theoretical stock price of $10.00 per share. It did so to balance the desire to provide meaningful long-term incentives with the need to conserve shares reserved under our 2007 Long-Term Incentive Plan. The target value that had been used for the 2014 LTI Program (which is dollar denominated for our executives) was then divided by the theoretical share price to determine the target number of restricted shares for the individual awards. In certain cases, the Committee made further adjustments to the award levels. Using a theoretical share price instead of the closing price on the grant date resulted in awards with significantly lower values than target for all executives; however, the Committee considered this design appropriate in light of the depressed share price of the Company’s common stock on the grant date. For all executives, other than Mr. Rajan (who was not employed with the Company in January 2015 when annual grants were made) and Mr. Michael Hodges (who resigned prior to the grant date), one-half of the target number of shares were awarded as time-based restricted stock. The other one-half of the total number of shares represented the target number of performance-based restricted stock for the award; however, because we grant our performance-based restricted stock at the maximum value, this number was doubled to reflect the exceeded case potential.

The Compensation Committee granted the time-based awards to our executives under the 2015 LTI Program in January 2015. The time-based awards for the 2015 LTI Program vest pro-rata over three years on September 1, 2015, 2016, and 2017, subject to a continuous service requirement. There are no other metrics tied to vesting of these awards.

For all participants, the performance-based awards for the 2015 LTI Program are tied to achievement of the Company’s business plan for the three year performance period of 2015-2017. The performance-based shares were broken into two grants: one grant included 50% of the aggregate performance shares awarded, and vesting was based on the Company’s cumulative level of production (measured in barrels of oil equivalent or BOE) over the three-year performance period ending December 31, 2017; and the second grant included 50% of the aggregate performance shares awarded, and vesting was based on the Company’s relative TSR performance over the performance period.

The Compensation Committee set a threshold, target, and exceeded level for the BOE performance measure. The levels were designed such that the underlying BOE shares will not vest if we do not at least achieve the entry level (threshold) of performance. Vesting at target level requires us to fully meet or slightly exceed our performance expectations and full vesting (at the exceeded level) requires even higher levels of performance.

For TSR, the Compensation Committee used the same comparative group of companies it had used for the 2014 LTI Program, against which we will measure total shareholder return over three measurement periods: the first measurement period is January 1, 2015 through December 31, 2015; the second is January 1, 2016 through December 31, 2016; and the third is January 1, 1017 through December 31, 2017.

The TSR group of companies was chosen based on operational similarity to the Company (rather than size, market capitalization, number of employees, etc. used to develop the 2014 and 2015 broader peer group). The relevant criteria for inclusion in the TSR comparative group included operational focus area, production mix, and capital structure, among other factors. The 2015 LTI Program TSR comparative group comprises:

Anterro Resources Corporation (AR)	Energen Corp. (EGN)	PDC Energy, Inc. (PDCE)

Approach Resources, Inc. (AREX)	EV Energy Partners LP (EVEP)	Penn Virginia Corporation (PVA)

Cabot Oil & Gas Corporation (COG)	EXCO Resources Inc. (XCO)	PetroQuest Energy Inc. (PQ)

Carrizo Oil & Gas Inc. (CRZO)	Goodrich Petroleum Corp. (GDP)	Range Resources Corporation (RRC)

Chesapeake Energy Corporation (CHK)	Gulfport Energy Corp. (GPOR)	Southwestern Energy Co. (SWN)

The following table presents the possible payouts for shares of restricted stock at different levels of performance:

2015 Performance Metrics	Achievement of Threshold Level	Achieve Target Level	Achieve Exceeded Level
BOE: Total Payout (as a % of Target)	0%	50%	100%

TSR Ranking Achieved	% of TSR Shares that will Vest
Rank in bottom 3 positions of TSR Peer Group	0%
Rank 11th-13th as compared to TSR Peer Group	25%
Rank 7th-10th as compared to TSRPeer Group	50%
Rank 4th-6th as compared to TSR Peer Group	75%
Rank in top 3 positions of TSR Peer Group	100%

For the BOE objective, the amount of shares that will vest will depend on our cumulative production for the performance period. Any shares that are not earned will be forfeited and returned to the share pool under the then applicable long-term incentive plan. Forfeiture of shares at performance levels between threshold, target and exceeded is determined based on straight-line interpolation for the BOE shares.

For the TSR portion, the portion of shares that will vest is entirely dependent on the ranking achieved during the relevant measurement period (as shown in the table above). Participants may earn 30% of the TSR-based shares based on the outcome of the first measurement period, 30% based on the outcome of the second measurement period, and the remaining 40% based on the outcome of the third measurement period. Any shares that are not earned on the relevant measurement dates will be forfeited and returned to the share pool under the then applicable long-term incentive plan.

The performance shares will vest and be released to the awardee on March 1, 2018 if and only to the extent the Compensation Committee certifies that the performance levels for the awards have been satisfied and provided that the executive remains employed by the Company until the release date.

There are significant assumptions built into the achievement levels described above for the 2015 LTI Program, including assumptions regarding oil and gas pricing, capital budgets, lease operating expense, inflation and general and administrative expense growth. The Compensation Committee retains discretion to adjust the achievement levels when market conditions or other events occur during the performance period that were not anticipated in the design of the awards at grant.

The Compensation Committee believes that the Company will need to perform at a high level for the BOE portion of the awards to pay at target levels. TSR will need to be at or greater than the 50th percentile versus the peer group to pay at target or above target levels.

Results of Prior Year Long-Term Incentive Programs

In 2015, the Compensation Committee reviewed the results of prior year long-term incentive programs to determine performance against specified targets.

2012-2014 Performance Cycle: The Compensation Committee granted performance based restricted stock awards for the 2012-2014 performance cycle (the “2012 LTI Program”) in the late fall of 2011. Vesting or forfeiture of the shares was based on the Company’s achievement of cumulative three-year performance levels for production (measured in BOE, or barrels of oil equivalent) and discretionary cash flow per share (DCFPS), each having a 50% weighting. The results of 2012 LTI Program were reviewed and evaluated by the Committee in February 2015. The Committee certified the attainment levels of 21,643,821 BOE for the production-based measure (3yr target of 19,910,000 BOE; 3-yr exceeded case of 21,290,000 BOE) and $10.39 DCFPS (3-yr target of $9.09 DCFPS; 3-yr exceeded case of $9.72 DCFPS), for each of the performance measures under the 2012 LTI Program, resulting in a payment of 100% of the awards to the participants of the 2012 LTI Program. The Compensation Committee certified and approved the payout of the 2012 LTI Program effective March 1, 2015. For the amounts received by the Company’s executive officers, please see the table on Options Exercises and Stock Vested in 2015.

2014-2016 Performance Cycle: In December 2013, the Compensation Committee granted performance-based restricted stock awards for the 2014-2016 performance cycle as part of the 2014 LTI Program. There were two components of the performance portion of the 2014 LTI Program: one based on cumulative three-year performance levels for production (measured in BOE at the end of the 2014-2016 performance cycle) and one based on TSR ranking against a custom peer group (described in the 2014 Proxy Statement) measured at the end of each year in the three year performance period. Participants could earn 30% of the TSR-based shares based on the outcome of the first measurement period, which was January 1, 2014-December 31, 2014. The Company did not achieve a TSR ranking high enough to earn the TSR-based shares for the first measurement period; as a result, those shares were forfeited and returned to the share pool under the 2007 Long-Term Incentive Plan.

Changes to the Design of the Long-Term Incentive Program in 2015

In February, 2015, the Committee considered and approved a change to the timing of awards under the annual long-term incentive program (“LTIP”). In previous years, grants for the time-based and performance-based components of the LTIP were made in December for the following year or January for the instant year. The Committee decided to separate the time-based and performance-based components of the annual LTIP. The Committee will consider performance-based grants at its February or March meeting each year and time-based grants at its September meeting each year. Separating the time and performance components of the annual LTIP has several advantages. For the performance-based component, which is limited to employees at director-level or above, the Committee will have the benefit of the results of the prior performance cycles in February/March, and can make appropriate adjustments to the program design and performance metrics for the next cycle. Vesting dates are expected to continue to be in March each year. For the time-based component, considering these in the September timeframe allows the Committee to focus attention on the design of the program and the larger number of participants. Vesting dates are expected to be in September of each year. In September 2015, the Committee approved time-based restricted stock awards for the 2016 Long-Term Incentive Program. The awards will vest ratably over three years on September 1, 2016, 2017 and 2018, subject to a continuous service requirement.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in various benefit plans generally available to all of our employees. Under these plans, our named executive officers are entitled to medical, dental and vision care coverage, disability insurance and life insurance. The Compensation Committee believes that our commitment to provide these benefits demonstrates our recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and our stockholders. Our named executive officers are also eligible to participate in our 401(k) plan up to applicable Internal Revenue Code limits. Mr. Stabley is entitled to limited personal use of aircraft owned or leased by the Company, not to exceed thirty (30) hours per calendar year, although he did not take advantage of this perquisite for 2015. For Mr. Rajan, the Company bears expenses relating to his travel from his home in Texas to the Company’s headquarters in State College, including airfare, meals, and lodging in State College, as well as a limited gross up for the tax consequences of these amounts. In addition, certain of our executives receive annual car allowances: for Mr. Stabley, $12,000; Mr. Rajan $8,400; and, prior to his resignation, Mr. McKinney, $6,000. The amounts are paid in monthly installments pursuant to their employment agreements. Due to the nature of their positions, Mr. F. Scott Hodges and Mr. Ovitz are each provided with a vehicle for work and personal use. In the past, we also paid for a country club membership for each of Mr. Stabley, Mr. McKinney and Mr. Michael Hodges, but in 2015 we discontinued this perquisite. For additional information regarding benefits and perquisites, see “Executive Compensation – All Other Compensation” below.

Special Recognition, Attraction and Retention Awards

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards. For example, we may provide a special award to an individual as an incentive to join our Company, to reimburse him/her for compensation he/she would forfeit by terminating previous employment, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the Company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity awards, or via a mixture of cash and equity awards, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The Compensation Committee must approve any special awards for our executives.

In 2015, we granted attraction awards to Mr. Rajan in connection with his employment as our Chief Financial Officer, and additional awards to Mr. Ovitz in connection with his promotion to Chief Operating Officer. Please see “Executive Compensation – Grants of Plan-Based Awards” for additional information about these awards.

Stock Ownership Guidelines

The Board of Directors has approved stock ownership guidelines for our executive officers and directors. Pursuant to these guidelines, each executive officer and director must own, and maintain ownership of, shares of the Company’s common stock equal in value to a multiple of that person’s base salary or annual cash retainer, as the case may be. The multiples are as follows: Chief Executive Officer – 5 times; Executive Vice Presidents or their equivalent – 4 times (applies to the President and Chief Operating Officer and Chief Financial Officer); Senior Vice Presidents – 3 times; Vice Presidents – 2 times; and Nonemployee Directors – 2 times. These ownership targets are applicable as of December 31 of the sixth full year in which the officer or director has actively participated in the Company’s long-term incentive award plan, and on an interim basis as of each December 31 in which the officer or director participates in the plan, until December 31 of such sixth full year. Failure to meet the required ownership targets permits the Compensation Committee at its discretion to cause the Company to pay some or all of the cash portion of an annual incentive award or annual retainer in the form of shares of Company common stock in lieu of a cash payment until the applicable target is met.

Hedging and Pledging Policy

The Company has adopted a policy addressing hedging transactions and pledging the Company’s securities as collateral for loans. The policy covers all directors of the Company and all officers and employees of the Company and its subsidiaries, as well as family members of each such person, other members of each such person’s household and entities controlled by each such person. The policy strongly discourages covered persons from entering into hedging transactions. If a person wishes to enter into a hedging transaction, he/she must first pre-clear the proposed transaction in advance with the Company’s General Counsel, who is authorized to consult with outside counsel and the Board of Directors as to the appropriateness of the proposed transaction. In addition, the party requesting to enter into the transaction must set forth a justification for the proposed transaction. No director has ever requested the Company or the General Counsel to approve a hedging transaction. Under the Company’s policy, any person who wishes to pledge the Company’s securities as collateral for a loan must pre-clear the proposed transaction in advance with the Company’s General Counsel and agree, among other things, to provide additional information at the request of the Company or the Board, and to promptly notify the Company if such person becomes aware of a foreclosure or substantial risk of foreclosure against the Company’s securities pledged as collateral.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is sometimes preferred, tax deductibility is not a primary objective of our compensation program. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, which may result in limiting the deductibility of amounts of compensation from time to time.

Conclusion

We believe the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our short-term and long-term objectives. The compensation programs and policies that our Compensation Committee has designed effectively incentivize our executive officers on both a short-term and a long-term basis to perform at a level necessary to achieve these objectives. Our Compensation Committee monitors the effectiveness of our compensation programs to determine whether they present significant risk to the Company or its shareholders and to ensure that we are appropriately responsive to changing market conditions. The various elements of our executive compensation program combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee for 2015

John W. Higbee

John A. Lombardi

John J. Zak (Chair)

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us in 2015:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)	Total
Thomas C. Stabley, Chief Executive Officer	2015	$570,000	—	$1,039,582	—		—	$25,848	$1,635,430
	2014	$527,309	—	—	—		$486,965	$27,147	$1,041,421
	2013	$471,641	—	$2,891,219	—		$471,641	$23,191	$3,857,692

Thomas G. Rajan, Chief Financial Officer	2015	$325,390	—	$525,290	$78,981	$		$57,973	$987,635
	2014	—	—	—	—		—	—	—
	2013	—	—	—	—		—	—	—

Michael L. Hodges,(6) Chief Financial Officer	2015	$45,678	—	$91,776	—		—	$1,449	$138,903
	2014	$312,520	—	—	—		—	$16,882	$329,402
	2013	$254,249	—	$1,143,411	—		$150,261	$16,847	$1,564,768

Curtis J. Walker, Chief Accounting Officer	2015	$224,640	—	$134,492	$23,520		—	$12,972	$395,624
	2014	$214,720	—	—	—		$108,756	$12,726	$336,202
	2013	$206,462	—	$246,042	—		$62,145	$12,313	$526,962

Robert W. Ovitz, Chief Operating Officer	2015	$362,313	—	$534,157	$73,585		—	$15,819	$985,874
	2014	$5,769	—	—	—		$50,000	—	$55,769
	2013	—	—	—	—		—	—	—

Patrick M. McKinney, President and Chief Operating Officer	2015	$319,051	—	$501,044	—		—	$15,874	$835,969
	2014	$403,958	—	—	—		$369,063	$22,493	$795,514
	2013	$394,500	—	$1,965,891	—		$299,820	$22,797	$2,683,008

F. Scott Hodges, Senior Vice President, Land and Business Development	2015	$287,863	—	$352,002	—		—	$18,334	$658,199
	2014	$268,317	—		—		$163,083	$18,552	$445,901
	2013	$226,965	—	$864,690	—		$97,595	$17,184	$1,206,434

Jennifer L. McDonough, Senior Vice President, General Counsel & Secretary	2015	$302,608	—	$352,002	—		—	$15,070	$669,680
	2014	$277,409	—	—	—		$148,376	$14,501	$440,286
	2013	$250,225	$12,500	$808,895	—		$115,416	$14,501	$1,201,537

1)

Salary for Mr. Stabley, Mr. McKinney and Ms. McDonough includes payout of unused paid time off, as is provided in their respective employment agreements. Salary levels for 2015 were unchanged from 2014; any differences in the amounts listed above for 2014 and 2015 are due to the fact that adjusted salary levels for 2014 became effective in March 2014 and remained in effect throughout 2015.

2)	Represents a deferred cash award for 2013.

3)

Represents the grant date fair value of awards granted during the year indicated year, as determined in accordance with ASC Topic 718. For performance-based restricted stock awards, grant date fair value is based on performance at target levels, which is the probable outcome of the performance conditions at the time of the grant. Please see the discussion of the assumptions made in the valuation of these awards in Note 15, Employee Benefit and Equity Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. For 2014, no amount is reflected in the table because annual stock awards under our 2015 LTI Program, which previously had been made in December each year for the following year, were deferred until January 2015. The values set forth for 2015 include awards made under the 2015 and the 2016 LTI Programs. Stock award values for 2013 are higher than past years due to the fact we did not make performance-based stock grants to our executives in December 2012. Those awards, which were part of our 2013 LTI Program, were deferred to May 2013. Please see the discussion of our Long-Term Incentive Program under the Compensation Discussion and Analysis for additional information.

4)

Represents cash incentive awards under our annual incentive program approved by the Compensation Committee for each of our named executive officers for the applicable calendar year. While these awards are based on performance criteria established by the Compensation Committee, the actual amounts awarded are not determined until February of the year following the calendar year being evaluated. These amounts were accrued for during the calendar year being evaluated on an estimated basis and then adjusted to reflect the actual amounts awarded. For further discussion about such amounts for the current year, see “Compensation Discussion and Analysis – 2015 Compensation Program – Annual Incentive Compensation.”

5)	For 2015, represents the compensation as described under the caption “All Other Compensation” below.

6)	Mr. Hodges resigned from his position effective January 6, 2015 and therefore forfeited his eligibility for compensation under the non-equity incentive plan for 2014.

All Other Compensation

The following table provides information regarding each component of compensation for 2014 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company 401(k) Contributions(a)	Automobile- Related Expenses(b)	Moving Expenses	Other(c)	Total

Thomas C. Stabley	$12,408	$12,000	—	$1,440	$25,848

Thomas G. Rajan	$9,000	$4,500	—	$44,473	$57,973

Michael L. Hodges	$1,299	—	—	$150	$1,449

Curtis J. Walker	$11,232	—	—	$1,740	$12,972

Robert Ovitz	$13,250	$889	—	$1,680	$15,819

Patrick M. McKinney	$11,534	$3,500	—	$840	$15,874

F. Scott Hodges	$13,250	$3,344	—	$1,740	$18,334

Jennifer L. McDonough	$13,305	—	—	$1,765	$15,070

(a)	Represents company matching contributions to our 401(k) plan.

(b)	Represents automobile allowance paid monthly for Messrs. Stabley, Rajan and McKinney and personal use of a company vehicle for Mr. Ovitz and Mr. F. Scott Hodges.

(c)

Represents monthly mobile phone and data allowance, and wellness incentives for each of our executives. For Mr. Rajan, this amount also includes travel, lodging, and meal expenses relating to his travel from his home in Texas to the State College headquarters and a limited gross up for the tax consequences of those expenses.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers for 2015 under our non-equity incentive plans and equity incentive plans. In this table, the annual incentive compensation program is abbreviated “AIC” and the long-term incentive program is abbreviated “LTI”.

Name	Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Thomas C. Stabley	AIC	—	—	$364,000	$520,000	$868,400	—	—	—		—	—	$—

Thomas C. Stabley	LTI	1/5/15	1/3/15	$—	$—	$—	—	77,500	155,000	—	—	—	$120,970

Thomas C. Stabley	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	172,500	—	—	$660,924

Thomas C. Stabley	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	118,750	—	—	$257,688

Thomas G. Rajan	AIC	—	—	$214,204	$306,005	$511,029	—	—	—	—	—	—	$—

Thomas G. Rajan	LTI	2/1/15	1/27/15	$—	$—	$—	—	60,000	120,000	—	—	—	$80,190

Thomas G. Rajan	LTI	2/1/15	1/27/15	$—	$—	$—	—	—	—	120,000	40,000	$4.05	$415,581

Thomas G. Rajan	LTI	10/01/15	9/29/15	$—	$—	$—	—	—	—	50,000	—	—	$108,500

Michael L. Hodges	LTI	1/6/15	12/5/14	$—	$—	$—	—	10,108	20,215		—		$91,776

Curtis J. Walker	AIC	—	—	$75,712	$108,160	$180,627	—	—	—	—	—	—	$—

Curtis J. Walker	LTI	1/5/15	1/3/15	$—	$—	$—	—	11,000	22,000	—	—	—	$17,170

Curtis J. Walker	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	22,000	—	—	$82,060

Curtis J. Walker	LTI	3/1/15	—	$—	$—	$—	—	—	—	—	10,000	$4.90	$23,520

Curtis J. Walker	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	16,250	—	—	$35,263

Robert W. Ovitz	AIC	—	—	$214,204	$306,005	$511,029	—	—	—	—	—	—	$—

Robert W. Ovitz	LTI	1/5/15	1/3/15	$—	$—	$—	—	21,142	42,284	—	—	—	$33,001

Robert W. Ovitz	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	42,283	—	—	$157,716

Robert W. Ovitz	LTI	3/1/15	2/19/15	$—	$—	$—	—	20,000	40,000	—	—	—	$32,340

Robert W. Ovitz	LTI	3/1/15	2/19/15	$—	$—	$—	—	—	—	50,000	30,000	$4.90	$276,185

Robert W. Ovitz	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	50,000	—	—	$108,500

Patrick M. McKinney	LTI	1/5/15	1/3/15	$—	$—	$—	—	45,000	90,000		—		$70,240

Patrick M. McKinney	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	90,000	—		$335,700

Patrick M. McKinney	LTI	8/1/15	7/13/15	$—	$—	$—	—	—	—	42,457	—		$95,104

Jennifer L. McDonough	AIC	—	—	$106,661	$152,373	$254,463	—	—	—		—		—

Jennifer L. McDonough	LTI	1/5/15	1/3/15	$—	$—	$—	—	30,000	60,000	—	—		$46,827

Jennifer L. McDonough	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	60,000	—		$223,800

Jennifer L. McDonough	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	37,500	—		$81,375

F. Scott Hodges	AIC	—	—	$116,426	$166,323	$277,760	—	—	—		—		—

F. Scott Hodges	LTI	1/5/15	1/3/15	$—	$—	$—	—	30,000	60,000	—	—		$46,827

F. Scott Hodges	LTI	1/5/15	1/3/15	$—	$—	$—	—	—	—	60,000	—		$223,800

F. Scott Hodges	LTI	10/1/15	9/29/15	$—	$—	$—	—	—	—	37,500	—		$81,375

(1)

The estimated payout amounts were subject to an initial threshold requirement that the Company attain discretionary cash flow of $129 million. They assume that each individual will receive the full 25% of his or her bonus opportunity that is based on a “meets expectations” rating for individual performance (this component may range from 0-50% of the annual incentive opportunity) and the full 15% based on health, safety and environmental compliance (which may range from 0-15%). For the remainder of the bonus opportunity, the estimated payout amounts reflect a range of 0% to

170.5% of the 60% component based on company-wide and regional financial and operational performance. The amounts presented in these columns reflect the amounts that could have been earned during 2015 based upon the level of achievement of the performance goals underlying these awards. Actual Annual Incentives earned for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options, stock appreciation rights and restricted stock awards held by our named executive officers that were outstanding as of December 31, 2015.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(2) (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas C. Stabley	2/19/08	(3)	20,500	—		$13.56	2/18/18	—	—	—	—
	5/8/13			—	$			—	—	94,728	99,464
	12/15/13		—	—		—	—	40,775	42,814	63,200	$66,360
	1/5/15		—	—		—	—	63,334	$66,501	155,000	162,750
	10/1/15		—	—		—	—	118,750	124,688	—	$—
Thomas G. Rajan	2/1/15		—	40,000		$4.05	2/1/22	60,000	63,000	120,000	126,000
	10/1/15		—	—		—	—	50,000	52,500	—	$—
Curtis J. Walker	11/6/07		10,000	—		$9.99	11/6/17	—	—	—	—
	5/8/13		—	—		—	—	—	—	8,650	$9,083
	12/15/13		—	—		—	—	3,313	$3,479	5,135	5,392
	1/5/15		—	—		—	—	7,334	7,701	22,000	$23,100
	10/1/15		—	—		—	—	16,250	$17,063	—	$—
	3/1/15		—	10,000		4.90	3/1/22	—	$—	—	$—
Robert W. Ovitz	1/5/15		—	—		—	—	14,095	14,800	42,283	$44,397
	3/1/15		—	30,000		4.90	3/1/22	30,000	$31,500	40,000	42,000
	10/1/15		—	—		—	—	50,000	52,500	—	$—
Patrick M. McKinney	10/10/11		50,000	—		$13.19	7/31/16	—	—	—	—
Jennifer L. McDonough	4/25/11		3,500	—		$11.87	4/25/16	—	—	—	—
	5/8/13		—	—		—	—	—	—	23,888	$25,082
	12/15/13		—	—		—	—	12,105	$12,710	18,763	$19,701
	1/5/15		—	—		—	—	20,000	$21,000	60,000	$63,000
	10/1/15		—	—		—	—	37,500	$39,375	—	$—
F. Scott Hodges	5/8/13		—	—		$—	—	—	—	23,888	25,082
	12/15/13		—	—		—	—	13,379	$14,048	20,738	$21,775
	1/5/15		—	—		—	—	20,000	$21,000	60,000	$63,000
	10/1/15		—	—		—	—	37,500	$39,375	—	$—

(1)	The vesting dates for the above options to acquire our common stock, stock appreciation rights (“SAR”), and restricted stock are as follows:

Name	Type of Award	Vesting
Thomas C. Stabley	SAR	20,500 underlying shares granted 2/19/08, which vested in full on the third anniversary of the grant date. The SARs will expire 2/19/18 and are payable in cash only.
	Restricted Stock	94,728 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	40,755 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	81,549 performance-based shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	95,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 155,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	118,750 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
Thomas G. Rajan	Stock Options	40,000 options granted 2/1/15 in connection with Mr. Rajan’s onboarding. These options will vest and become exercisable in full on the third anniversary of the grant date. They expire 2/1/2022.
	Restricted Stock	60,000 time-based shares granted 2/1/15 in connection with Mr. Rajan’s onboarding and vesting 50% on September 1, 2016 and 50% on September 1, 2017. 120,000 performance-based shares granted 2/1/15, also in connection with Mr. Rajan’s onboarding. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	50,000 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
Curtis J. Walker	Stock Options	10,000 options granted 11/6/10 which vested and became exercisable in full on the third anniversary of the grant date.
	Restricted Stock	8,650 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	3,313 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	11,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 22,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	16,250 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
	Stock Options	10,000 options granted 3/1/15 vesting over three years ratably in one-third increments on the anniversary of the grant date. The options expire on 3/1/22

Name	Type of Award	Vesting
Robert W. Ovitz	Restricted Stock	21,142 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 42,283 shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Stock Options	30,000 options granted 3/1/15 in connection with Mr. Ovitz’s promotion and vesting in full on the third anniversary of the grant date. The options expire on 3/1/22.
	Restricted Stock	50,000 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
Patrick McKinney	Stock Options	50,000 options granted 10/10/11 which vested and became exercisable in full on the third anniversary of the grant date.
Jennifer L. McDonough	Stock Options	3,500 options granted 4/25/11 which vested and became exercisable ratably in one-third increments on the first, second and third anniversary of the grant date.
	Restricted Stock	23,888 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	12,105 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	24,210 performance-based shares granted 12/15/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	30,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 60,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	37,500 tie-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.
F. Scott Hodges	Restricted Stock	23,888 performance-based shares granted 5/8/13. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	13,379 time-based shares granted 12/15/13 vesting in full on the third anniversary of the grant date.
	Restricted Stock	30,000 time-based shares granted 1/5/15 and vesting ratably in one-third increments on September 1, 2015, September 1, 2016, and September 1, 2017. 60,000 performance-based shares granted 1/5/15. These shares are subject to both service and performance conditions over a three-year performance period. Shares will vest and become payable only if and to the extent both the performance and service conditions are met.
	Restricted Stock	37,500 time-based shares granted 10/1/15 and vesting ratably in one-third increments on September 1, 2016, September 1, 2017, and September 1, 2018.

(2)	Represents restricted stock granted pursuant to our 2007 Long-Term Incentive Plan.
(3)	Represents stock appreciation rights granted pursuant to our 2007 Long-Term Incentive Plan.

Options Exercises and Stock Vested in 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Thomas C. Stabley	—	—	119,763	$355,152

Michael L. Hodges	—	—	20,215	$99,054

Curtis J. Walker	—	—	15,487	$53,607

Patrick M. McKinney	—	—	81,974	$288,737

Robert W. Ovitz	—	—	7,047	$24,312

Jennifer L. McDonough	—	—	32,639	$98,584

F. Scott Hodges	—	—	35,872	$114,426

(1)

These values represent the gross dollar amount realized upon vesting. The value is calculated by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

(2)

In connection with the vesting of restricted stock awards, we required each of our named executive officers to complete a “sell to cover” transaction, in which a portion of the shares that vested were sold to allow the Company to cover/satisfy tax withholding requirements. The following table shows, for each named executive officer, the number of shares sold to cover tax obligations, the value of those shares, the actual number of shares that each received upon vesting and the net value that each received upon vesting.

Name	Number of Shares Sold to Cover Tax Obligations (#)	Value of Shares Sold to Cover Tax Obligations ($)	Actual Number of Shares Acquired on Vesting (#)	Value Realized on Shares Actually Acquired on Vesting ($)

Thomas C. Stabley	60,566	$177,599	59,197	$177,553

Michael L. Hodges	7,321	$35,873	12,894	$63,181

Curtis J. Walker	7,119	$25,037	8,368	$28,570

Patrick M. McKinney	23,910	$84,875	58,064	$203,862

Robert W. Ovitz	3,047	$10,512	4,000	$13,800

Jennifer L. McDonough	16,927	$50,787	15,712	$47,797

F. Scott Hodges	18,943	$61,209	16,929	$53,217

Employment Agreements

We have employment agreements with Thomas C. Stabley, our President and Chief Executive Officer, and Jennifer L. McDonough, our Senior Vice President, General Counsel and Secretary. We have summarized the material terms of these agreements below.

General. The agreements require our executives to devote their full time, attention and energies to the Company’s business while they are employed.

Term. We entered into an employment agreement with Mr. Stabley, effective December 13, 2013, for an initial term to expire December 31, 2016. This agreement replaced Mr. Stabley’s former agreement, which had been entered into in October 2010 when he was serving as our Chief Financial Officer. We entered into an employment agreement with Ms. McDonough effective April 25, 2011 upon the commencement of her employment with the Company for an initial term of one year. After the initial term, the term of each employment agreement is automatically extended for successive one-year periods on their respective anniversary dates, unless either party provides 90 days’ advance written notice of non-renewal.

Compensation. The agreements provide for an initial base salary, which is reviewed annually by the Compensation Committee and has been adjusted from time to time by the Compensation Committee. The executives are eligible to participate in the Company’s annual incentive plan, equity and performance plans, and other compensation and benefits plans that are generally available to all executives of the Company.

Restrictive Covenants. The employment agreements provide that the executive must maintain the confidentiality of, and must not disclose any of, our confidential information or trade secrets in the event the executive terminates employment with the Company for any reason. The agreements also contain non-competition provisions that apply, subject to certain exceptions, upon termination of employment unless the Board waives these protections and non-solicitation and non-disparagement provisions that apply in all cases.

Termination. The executive officer’s employment may be terminated by either party at any time. Depending on the reason for termination, the executives may receive compensation upon termination as provided under the employment agreements. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Severance. The employment agreements provide for severance payments under certain termination conditions and subject to the executive’s having executed and not revoked a release of claims against the Company. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Change in Control. Under certain circumstances, the agreements provide for payments to Mr. Stabley if his employment is terminated after a change in control. Ms. McDonough’s agreement refers to the Company’s Executive Change in Control Policy for potential benefits if her employment is terminated in connection with or after a change in control. See “Potential Payments Upon Termination or Change in Control” below for a more detailed discussion.

Potential Payments Upon Termination or Change-In-Control

Overview

The employment agreements described above, certain of our executive compensation plans, our 2007 Long-Term Incentive Plan, and award agreements under the 2007 Long-Term Incentive Plan provide for compensation payable upon termination in specified circumstances. Under the employment agreements, the amount Mr. Stabley or Ms. McDonough would receive upon termination of employment depends on the reason for his or her termination, and whether the termination is in connection with a change in control. The following discussion explains the programs and conditions under which our executives could potentially receive post-termination compensation.

Executive Severance Policy

The Executive Severance Policy (the “Severance Policy”) provides post-termination benefits to eligible participants under certain termination scenarios. The Severance Policy is applicable to Senior Vice Presidents, Vice Presidents, senior director and director-level management positions within the Company, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. Pursuant to the Severance Policy, severance payments and certain other benefits will be made to participants whose employment with the Company is terminated as a result of the elimination of the participant’s position, a restructuring of the Company, or a reduction in force. The Severance Policy generally provides for severance benefits of salary continuation and partial COBRA reimbursements for nine months in the case of Senior Vice Presidents, six months in the case of Vice Presidents, four months in the case of senior directors and three months in the case of director-level management. To receive the severance benefits that the Severance Policy provides, the participant must execute a separation agreement that includes, among other things, a full and complete release of the Company from any obligation or liability to the participant, as well as non-competition and non-solicitation covenants. An executive is disqualified from receiving the severance benefits provided in the policy if the executive is terminated for cause, is terminated as a result of death, retirement, resignation or permanent disability, or if the executive is party to an agreement with the Company that provides severance benefits in the event of termination of employment or change of control.

Executive Change of Control Policy

The Executive Change of Control Policy (the “Change of Control Policy”) is applicable to Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents, as well as other executives whom the Company may designate from time to time with Compensation Committee approval. The stated purpose of the Change of Control Policy is to provide for the payment of salary continuation and certain other benefits to eligible participants whose employment is terminated following a change in control of the Company. The Change of Control Policy contains a double trigger; for benefits to become payable, it requires a termination of a participant’s employment without “cause” or by the participant for “good reason”, in either case as a “direct result” of a “change of control” of the Company (each term as defined in the Change of Control Policy).

The Change of Control Policy provides that each participant will be eligible to receive 18 months’ salary continuation and reduced COBRA premiums during the salary continuation period (if elected by the participant). If the participant’s employment is terminated after the end of a calendar year, but before payment of the annual bonus or pay-for-performance payments attributable to the immediately preceding year, the participant will remain eligible to receive such payment. A participant’s rights with respect to any equity incentive awards will continue to be governed by the applicable Company plan and the participant’s individual agreement governing the award.

As a condition to receiving benefits under the Change of Control Policy, the participant is required to execute a separation agreement and full release, which includes confidentiality, non-solicitation and non-disparagement provisions in favor of the Company. In addition, the participant is required to continue service with the Company pending the change of control. No participant will be eligible to receive any benefits under the Change of Control Policy if such participant (i) is terminated for “cause”, (ii) dies, retires prior to termination, resigns without “good reason” or suffers a permanent disability prior to termination, (iii) is not properly performing his or her duties as determined by the Company, or (iv) is party to an agreement with the Company providing severance benefits on a “change of control” or similar transaction.

Employment Agreement with Thomas C. Stabley

Outside of a change in control context, Mr. Stabley will receive severance benefits under his employment agreement if his employment is involuntarily terminated by the Company without cause (as defined in the respective employment agreement) or if he terminates employment for good reason (as defined in the respective employment agreement), subject to him executing a release of claims. If such a termination occurs prior to a change in control or after 24 months following a change in control, the Company will pay the following severance benefits:

•	An amount equal to his monthly base salary payable in payroll installments for 12 months;

•	A prorated annual bonus for the year of termination based on the Company’s achievement of performance goals;

•	A lump sum equal to the annual cost of his basic life insurance; and

•	Reimbursement of COBRA premiums for 12 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated as described above upon, or within 24 months following, a change in control, the Company will provide the following severance benefits:

•	A lump sum equal to 36 months of his annual base salary for Mr. Stabley;

•	A prorated annual bonus equal to his target annual bonus for the year of termination;

•	A lump sum equal to the cost of his basic life insurance for 24 months; and

•	Reimbursement of COBRA premiums for 24 months after the date of termination, but reduced to the extent that similar coverage is available to him through a subsequent employer.

If his employment is terminated upon his death or disability, the Company will pay a prorated target annual bonus for the year of termination. If his employment is terminated upon death, the Company will pay a lump sum equal to 90 days of his base salary.

Arrangements with Named Executive Officers other than Mr. Stabley

Mr. Rajan, Mr. Ovitz, Mr. Walker, and Mr. F. Scott Hodges are each eligible to receive benefits under the Company’s Executive Change of Control Policy and under the Company’s Executive Severance Policy. Outside of a change in control context, Ms. McDonough’s agreement provides that she will receive severance benefits if her employment is involuntarily terminated by the Company without cause (as defined in her employment agreement) or if she terminates employment for good reason (as defined in the employment agreement), subject to her executing a release of claims.

If Messrs. Rajan, Ovitz, Walker or F. Scott Hodges employment is terminated for a reason covered by the Company’s Executive Severance Policy, or Ms. McDonough’s employment terminates as described in the paragraph above, the Company will pay the following severance benefits:

•	An amount equal to his or her monthly base salary payable in payroll installments for nine months;

•

For each of Messrs. Rajan, Ovitz, Walker or F. Scott Hodges, if employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, he will be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. For Ms. McDonough, a prorated annual bonus for the year of termination based on the Company’s achievement of performance goals, and assuming for this purpose that all personal performance targets or goals were met;

•	A lump sum equal to the cost of basic life insurance premiums for nine months; and

•	Reimbursement of COBRA premiums for nine months after the date of termination, but reduced to the extent that similar coverage is available to him or her through a subsequent employer.

In addition, under her employment agreement, if Ms. McDonough’s employment is terminated upon her death or disability, the Company will pay a prorated target annual bonus for the year of termination and any accrued but unpaid vested benefits. If her employment is terminated upon death, the Company will pay a lump sum equal to 90 days of her base salary.

2007 Long-Term Incentive Plan

Our Compensation Committee has granted awards to our executives under our 2007 Long-Term Incentive Plan. The 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for payments of awards in certain termination scenarios as more fully described below.

Change in Control under the 2007 Long-Term Incentive Plan. In general, and unless otherwise specified in the applicable award agreements at the time of grant, upon a change in control (as defined below):

•

All option and stock appreciation right awards will vest immediately and will be exercisable to the extent that their exercise or grant price, as adjusted under the terms of the 2007 Long-Term Incentive Plan, is less than the fair market value of a share of our common stock on the date of the change in control;

•

A portion of the awards denominated in shares of stock will be accelerated as of the date of the change in control and will be paid out within 30 days following the change in control (we are authorized to settle all or any portion of the value of the shares of stock in cash). Certain of the award agreements under our long-term incentive programs limit the number of shares that will accelerate upon a change in control and are described in more detail below;

•	Awards denominated in cash will be paid to participants in cash within 30 days following the change in control;

•

Plan participants will have the earlier of (i) twelve months following such date or (ii) the expiration of the option or stock appreciation right term, to exercise any such option or stock appreciation right (except that the Compensation Committee may, in its discretion, limit the period during which vested options may be exercised to a period on or before a specified date or may require mandatory surrender of some or all outstanding options in exchange for a cash payment of specified value);

•	Restriction periods and other restrictions on time-based restricted stock or restricted stock units will lapse; and

•

Target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change in control.

2014 and 2015 Performance-Based LTI Awards. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2013-2015 performance cycle (the “2013 LTI Program”) provide that all restrictions on the BOE portion of the shares (including the vesting schedule in that award) immediately lapse upon a change in control. The award agreements for performance-based restricted stock granted under the Company’s long-term incentive program for the 2014-2016 performance cycle (the “2014 LTI Program”) provide that, upon a change in control, all BOE shares will convert into TSR shares. For both the 2013 LTI Program and the 2014 LTI Program, the TSR based shares would be measured as of the effective date of the change in control, with the acquisition stock price as the ending stock price for the Company’s stock. Restrictions on the TSR shares (including the vesting schedule in that award) would lapse according to the level of achievement attained on the effective date of the change in control transaction.

Termination other than due to a Change in Control. Outside of a change in control context, the 2007 Long-Term Incentive Plan, and the award agreements thereunder, provide for the exercise or forfeiture of stock options, stock appreciation rights and restricted stock or other awards depending upon the reason for the termination of the executive’s employment.

For stock-based awards (restricted stock and performance-based restricted stock), the award agreements provide that:

•

In the event of an executive’s termination of employment for any reason other than death or disability before his or her shares of restricted stock have vested, those shares will be forfeited and the executive will no longer have any rights of a stockholder with respect to those forfeited shares of restricted stock.

•

In the event of the executive’s termination of employment due to death or disability before all of his or her shares of restricted stock have vested, all restrictions on time-based awards and on 50% of the performance-based awards immediately lapse upon the date of such termination of employment due to death or disability.

For stock appreciation rights and non-qualified stock options, the award agreements provide that:

•

Upon the date of the termination of the executive’s employment for any reason other than death, retirement or disability, the executive shall cease vesting in the stock appreciation right or non-qualified stock option, but during the ninety-day period following the executive’s termination of employment, the executive is entitled to exercise that portion of the stock appreciation right that has vested as of the date of the executive’s termination or to exercise the executive’s vested stock option in respect of the number of shares that the executive would have been entitled to purchase had the executive exercised the stock option on the date of such termination. If the executive should die within such ninety-day period, the executive’s representative may exercise the stock appreciation right or the stock option until the end of the original ninety-day time period.

•

Upon the death of the executive while employed by the Company, a vested stock appreciation right or stock option may be exercised in full at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s death.

•

Upon the executive’s retirement, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or one year following the date of the executive’s retirement, to exercise the stock appreciation right or stock option to the extent it was vested at the date of retirement.

•

Upon the executive’s termination due to a disability, the executive shall have the right, at any time prior to the earlier of the expiration date of the award or the one year following the date of the executive’s termination of employment due to a disability, to exercise the stock appreciation right or stock option in full.

Definition of “Change in Control”

Under both the 2007 Long-Term Incentive Plan and the employment agreements with each of Mr. Stabley and Ms. McDonough, a “change in control” generally means:

•

The Board is no longer comprised of a majority of incumbent directors, who are defined as directors who were directors on the effective date of the agreements and any successor to an incumbent director whose election, or nomination for election by our stockholders, was approved by the affirmative vote of at least two-thirds of the incumbent directors then on the Board; or

•	The Company is reorganized, merged or consolidated or the Company or any of our subsidiaries is sold, or all or substantially all of our assets are disposed of, unless:

(1)	all or substantially all of the individuals and entities who were the beneficial owners of our outstanding common stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock of the corporation resulting from such transaction in substantially the same proportions as their ownership immediately prior to such transaction of our outstanding common stock;

(2)	an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such transaction, except to the extent that such ownership existed prior to such transaction; and

(3)	at least a majority of the members of the board of directors of the corporation resulting from such transaction were incumbent directors of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

•

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership of 30% or more of the then outstanding shares of our common stock, except for:

(1)	any acquisition directly from us;

(2)	any acquisition by us;

(3)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us; or

(4)	any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of the immediately preceding paragraph.

Termination and Change in Control Tables for 2015

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer who was employed by the Company on December 31, 2015 assuming his or her employment had terminated on December 31, 2015, given the named executive officer’s base salary as of that date, and giving effect to the closing price of the Company’s common stock on December 31, 2015, which was $1.05. In addition, the following tables summarize the compensation that would become payable to each named executive officer assuming that a change in control of the Company had occurred on December 31, 2015.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in these tables. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs. Please see the footnotes to the tables for additional information.

Thomas C. Stabley, Chief Executive Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$130,000	$520,000	$1,560,000	$—
Bonus(2)	$520,000	$520,000	$520,000	$—
Benefit Payments(3)	$—	$12,911	$25,821	$—
Value of Accelerated Awards	$398,289	$—	$274,689	$274,689
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$818,601	$—

Total	$1,048,289	$1,052,911	$3,199,111	$274,689

Thomas G. Rajan, Chief Financial Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$—	$270,005	$540,009	$—
Bonus(2)	$—	$306,005	$306,005	$—
Benefit Payments(3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$178,500	$—	$147,000	$147,000
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$178,500	$585,693	$1,012,380	$147,000

Curtis J. Walker, Chief Accounting Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$—	$162,240	$324,480	$—
Bonus(2)	$—	$108,160	$108,160	$—
Benefit Payments(3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$47,029	$—	$34,017	$34,017
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$47,029	$280,083	$486,023	$34,017

Robert W. Ovitz, Chief Operating Officer

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$—	$270,005	$540,009	$—
Bonus(2)	$—	$306,005	$306,005	$—
Benefit Payments(3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$141,998	$—	$120,399	$120,399
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$141,998	$585,693	$985,779	$120,399

Jennifer L. McDonough, Senior Vice President, General Counsel, and Corporate Secretary

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$69,261	$138,521	$415,563	$—
Bonus(2)	$152,373	$152,373	$152,373	$—
Benefit Payments(3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$126,977	$—	$88,835	$88,835
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$348,611	$300,577	$676,137	$88,835

F. Scott Hodges, Senior Vice President, Land and Business Development

			Change in Control
Executive Benefits and Payments Upon Termination	Death or Disability	Termination by Company Without Cause or by Executive for Good Reason	Termination by Company Without Cause or by Executive for Good Reason	No Termination
Severance(1)	$—	$207,905	$415,809	$—
Bonus(2)	$—	$166,324	$166,324	$—
Benefit Payments(3)	$—	$9,683	$19,366	$—
Value of Accelerated Awards	$129,352	$—	$90,173	$90,173
Estimated Gross-Up Payments Pursuant to Employment Agreement	$—	$—	$—	$—

Total	$129,352	$383,912	$691,672	$90,173

(1)

Represents cash payments equal to the named executive officer’s annual base salary as of December 31, 2015 multiplied by the applicable multiple provided for in the named executive officer’s employment agreement or in the Executive Severance Policy, as applicable.

(2)	Represents target level cash bonus potential for one year determined as of December 31, 2015.

(3)

Represents the value of continuation of medical insurance, life insurance and other perquisites for a period of one year multiplied by the applicable multiple provided for in the named executed officer’s employment agreement or in the Executive Severance Policy, as applicable, assuming a five percent (5%) increase per year.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock for each of our current directors (including all nominees for director), for each of our currently employed named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. Information in the table is as of April 11, 2016, and, in the case of institutional investors, is based on publicly available information as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership**		Percent(1)
BlackRock, Inc.	4,984,941		7.55%
55 East 52nd Street
New York, New York 10055

Lance T. Shaner	4,763,936	(2)	7.21%

Franklin Resources, Inc.	4,268,308		6.46%
One Franklin Parkway
San Mateo, CA 94403

JPMorgan Chase & Co.	3,869,950		5.86%
270 Park Avenue
New York, NY 10017

PRIMECAP Management Co.	3,645,000		5.52%
225 South Lake Avenue #400
Pasadena, CA 91101

Thomas C. Stabley	1,192,015	(3)	1.80%

Thomas G. Rajan	313,673	(4)	*

F. Scott Hodges	225,263	(5)	*

Robert W. Ovitz	231,832	(6)	*

Jennifer L. McDonough	215,130	(7)	*

John A. Lombardi	145,007	(8)	*

John W. Higbee	121,497	(9)	*

Curtis J. Walker	119,091	(10)	*

Eric L. Mattson	76,207	(11)	*

John J. Zak	54,273	(12)	*

Todd N. Tipton	49,090	(13)	*

Jack N. Aydin	36,822	(14)	*

All executive officers and directors as a group (13 persons)	7,507,017		11.37%

*	Less than one percent (1%).

**	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

(1)

Based on 66,048,227 shares of our common stock issued and outstanding as of April 11, 2016, which includes shares of our common stock beneficially owned by our executive officers and directors attributable to vested and exercisable stock options and stock options vesting and becoming exercisable within 60 days of April 11, 2016.

(2)

Represents (a) 3,252,440 shares held directly or in an individual brokerage account, including 3,208,685 shares of common stock that Mr. Shaner has pledged as security, and 31,854 shares of restricted stock were granted pursuant to our 2007 Long-Term Incentive Plan, which may not be transferred or sold until the vesting requirements have been satisfied, (b) 22,734 shares issuable upon the exercise of stock options which will be vested and exercisable within 60 days of April 11, 2016, (c) 487,428 shares owned by Shaner Family Partners Limited Partnership for which Mr. Shaner disclaims beneficial ownership, (d) 426,338 shares owned by the Shaner Family Foundation for which Mr. Shaner disclaims beneficial ownership, (e) 199,996 shares owned by Ellen R. Shaner Revocable Trust for which Mr. Shaner disclaims beneficial ownership, (f) 375,000 shares owned by Shaner Capital L.P. for which Mr. Shaner disclaims beneficial ownership.

(3)

Represents (a) 1,187,149 shares held directly or in an individual brokerage account, including 225,000 shares of common stock that Mr. Stabley has pledged as security, and 517,310 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,866 shares held in a personal individual retirement account.

(4)

Represents 313,673 shares held directly or in an individual brokerage account, including 263,673 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(5)

Represents (a) 220,763 shares held directly or in an individual brokerage account, including 174,226 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 4,500 shares held in a personal individual retirement account.

(6)

Represents 231,835 shares held directly or in an individual brokerage account, including 208,794 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied.

(7)

Represents (a) 211,630 shares held directly or in an individual brokerage account, including 171,551 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 3,500 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.

(8)

Represents (a) 72,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, and (b) 72,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.

(9)

Represents (a) 50,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until the vesting requirements have been satisfied, (b) 3,000 shares held in a personal individual retirement account, (c) 20,000 shares held jointly by John W. and Linda S. Higbee, (d) 490 shares held solely by Linda S. Higbee for which Mr. Higbee disclaims beneficial ownership, and (e) 47,734 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.

(10)

Represents (a) 105,758 shares held directly or in an individual brokerage account, including 70,640 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (c) 13,333 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.

(11)

Represents (a) 68,820 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 7,387 shares issuable upon exercise of stock options which are vested and currently exercisable or which will be vested and exercisable within 60 days of April 11, 2016.

(12)

Represents (a) 53,273 shares held directly or in an individual brokerage account, including 31,854 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,000 shares held jointly by John J. Zak and his spouse.

(13)

Represents (a) 47,590 shares held directly or in an individual brokerage account, including 32,274 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied, and (b) 1,500 shares held in a personal individual retirement account.

(14)

Represents (a) 36,822 shares held directly or in an individual brokerage account, including 29,322 shares of restricted stock granted pursuant to our 2007 Long-Term Incentive Plan, which may not be sold or transferred until vesting requirements have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy Regarding Related Party Transactions

The Board maintains a Policy and certain procedures governing related-party transactions, which applies to transactions (existing and proposed) between the Company and our executive officers and directors. Transactions between the Company and any of our executive officers or directors where the aggregate amount involved is expected to be $120,000 or greater in a calendar year must be reviewed and approved by our Audit Committee. In the event the full Audit Committee cannot perform the review, the Chairman of the Audit Committee is authorized to complete the review and issue a conditional approval, which then needs to be summarized with the full committee at its next meeting and ratified. In conducting its review, the Audit Committee will consider such factors as: (i) extent of the related-party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms are no less favorable than terms generally available in an unaffiliated transaction under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the related-party transactions.

Certain Relationships with Our Board

Corporate Office

In 2012 we evaluated the office space in our then corporate headquarters, and determined that we would need to relocate to a larger facility to accommodate our growth. After considering several options, we leased our corporate headquarters from Shaner Office Holdings, L.P., a limited partnership controlled by Lance T. Shaner that owns and leases commercial office space. The terms of our lease agreement for our headquarters are consistent with market rates for office space of similar size and quality in State College, Pennsylvania, and in certain respects are more favorable than the terms we considered for similar properties. Our lease provides for an initial five year term, which commenced on April 1, 2013, with a monthly rental of $35,000. It contains an option to expand our offices, an option to extend the term for up to three additional five-year terms, and a buyout option on market terms that can be exercised upon the expiration of the initial term.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables, and accompanying narrative disclosures contained in the Company’s proxy statement for its 2016 annual meeting of stockholders.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and positions the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the annual incentive award program and the terms of long-term incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Shareholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The Board unanimously recommends a vote “FOR” approval of the resolution set forth above.

PROPOSAL FOUR: APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors has approved a resolution to amend our Certificate of Incorporation, as amended by that Certificate of Amendment to Certificate of Incorporation (as amended, the “Certificate of Incorporation”), to increase the number of authorized shares of our common stock, par value $.001 per share (the “Common Stock”), from 100,000,000 to 200,000,000.

The proposed amendment will not affect the number of authorized shares of preferred stock, but would replace the first sentence of Article IV, Paragraph A of the Certificate of Incorporation with the following sentence:

“The Corporation shall be authorized to issue 200,100,000 shares of Capital Stock, of which (i) 200,000,000 shares shall be common stock, par value $.001 per share (the “Common Stock”), and (ii) 100,000 shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).”

The Company last increased its authorized shares in 2007. The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of additional shares of Common Stock resulting from the proposed increase in authorized shares.

Purpose of the Amendment

As of April 11, 2016, there were 66,048,227 shares of Common Stock outstanding, 1,295,094 shares reserved for issuance upon the exercise of outstanding stock options awarded under our 2007 Long-Term Incentive Plan (the “LTIP”), 211,850 shares reserved for future issuance pursuant to our LTIP, and 20,578,854 shares reserved for issuance upon conversion of our 6.0% Series A convertible perpetual preferred stock. As a result, the number of shares of Common Stock available for issuance, after taking into account shares reserved for issuance under our LTIP and upon conversion of our Series A preferred stock, is 11,865,975.

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give us greater flexibility in considering and planning for future corporate needs. Such future corporate needs include stock splits; stock dividends; grants under equity compensation plans; financings; potential strategic transactions, including mergers, acquisitions, and business combinations; and other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will better position us to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders’ meeting (unless otherwise required by applicable law or NASDAQ rules). The additional authorized shares of Common Stock will be available for issuance by the Board of Directors for various future corporate needs, including those outlined above.

Possible Effects of the Amendment and Additional Anti-Takeover Considerations

The additional shares of Common Stock that would be authorized by the proposed amendment would have the same rights and privileges and otherwise be identical to the shares of Common Stock currently authorized and outstanding. As such, the proposed amendment will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized Common Stock without further authorization by the stockholders of the Company, except as may be required by applicable law or NASDAQ rules.

While adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing shareholders, any future issuances of additional shares of Common Stock could significantly dilute the equity interests of current stockholders and could have a negative effect on the market price of the Common Stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

We have not proposed the increase in the number of authorized shares of Common Stock with the intention of using the additional authorized shares for anti-takeover purposes, but we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

To effect the amendment of Article IV of the Certificate of Incorporation increasing the authorized number of shares of Common Stock, it is necessary that such amendment receive the affirmative vote of a majority of all of the outstanding shares of Common Stock. If the proposed amendment is adopted by the stockholders, the amendment will become effective on the date the Certificate of Amendment to the Certificate of Incorporation reflecting the proposed amendment is filed with the Secretary of the State of Delaware.

The Board unanimously recommends a vote “FOR” the proposal to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock.

PROPOSAL FIVE: APPROVAL OF

2016 LONG-TERM INCENTIVE PLAN

Overview

The Board of Directors has adopted, subject to stockholder approval, the Company’s 2016 Long-Term Incentive Plan (the “Plan”). A copy of the 2016 Long-Term Incentive Plan is attached hereto as Appendix A. To the extent the summary description below differs from the Plan attached as Appendix A, the text of the Plan governs the terms and provisions of the Plan.

Purpose of the Plan

The purpose of the Plan is to advance the best interests of the Company, its affiliates and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their interest in the Company, thereby encouraging them to continue their employment or affiliation with the Company or its affiliates.

Importance of the Plan

Our Board of Directors has concluded that the adoption of the Plan is necessary in order to maintain the availability of equity incentive awards for our key employees and other individuals who perform services for us by increasing the number of shares authorized for issuance under the Plan. Long-term incentives are an essential component of our overall compensation for key employees and are intended to support talent attraction and retention, link pay and performance, drive the achievement of long-term business objectives and align participants’ interests with our stockholder interests. Because an insufficient number of shares remains available for future awards to key employees and other individuals that perform services for us (as described below) under our existing plans, the Board of Directors is recommending that our stockholders approve the Plan.

As of April 11, 2016, 211,850 shares of the Company’s common stock remain available for issuance under our 2007 Amended and Restated Long-Term Incentive Plan, as amended (the “Prior Plan”). The Board of Directors believes that the Plan is necessary because the amount of shares that may be awarded under the Prior Plan is not sufficient to continue to utilize common stock in our long term incentive program. Currently our long term incentive program comprises a combination of time-based restricted stock awards and either performance-based restricted stock awards or stock option awards. The number of shares that remains available for issuance to new and existing employees, directors and third party service providers is not sufficient to promote the objectives of the Prior Plan. The use of equity incentive awards such as those made available through the Prior Plan and as contemplated by the new Plan has been and continues to be an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with stockholder interests, and the utilization of long-term equity incentives to increase the proportion of individual compensation that is dependent upon Company performance as the level of individual employee responsibility increases.

Share Information

Upon adoption by the stockholder of the Plan, no additional awards would be issued under the Prior Plan. The aggregate number of shares that may be issued pursuant to the Plan will be 2,819,256 plus (i) shares issuable under the Prior Plan pursuant to outstanding options that expire or terminate without being exercised, (ii) shares issued or issuable pursuant to awards under the Prior Plan that expire or are forfeited in the future, and (iii) shares remaining available for issuance under the Prior Plan on the date that the Plan becomes effective. In each case, these amounts are subject to proportionate adjustment in the event of a stock split or other change in the common stock or capital structure of the Company.

We currently use grants of time-based and performance-based restricted stock and stock option awards as part of our compensation plan to retain and motivate executives and employees over the long term, and align their interests with the interests of the Company’s stockholders. We also grant time-based restricted stock awards along with phantom stock awards to Board members on an annual basis as part of our director compensation package. Based on the Company’s three-year average grant activity in 2013 through 2015, we believe that the number of additional shares to be reserved for issuance under the Plan for which stockholder approval is being sought, plus those shares added to the plan via forfeitures and unexercised, expired options as noted in the preceding paragraph, will be sufficient for approximately two years following stockholder approval.

In developing our share request for the Plan and analyzing the impact on our stockholders of utilizing equity, we considered our burn rate, dilution and overhang. The burn rate measures the Company’s historical annual equity expenditures under the Prior Plan. Burn rate is calculated by dividing the number of shares subject to equity awards granted under equity incentive programs during the year by the weighted-average number of shares outstanding during the same period. For the three-year period of 2013 through 2015, our average burn rate was 2.92%. During this same period our burn rate for each individual year was 2.80% for 2013, 0.37% for 2014 and 5.59% for 2015. The burn rate for 2014 is lower than normal due to the timing of grants for our 2015 LTI Program, which previously were made in December of each year, but were made in January 2015 instead of December 2014. Consequently, the burn rate for 2015 was higher than normal because we made grants for both our 2015 and our 2016 LTI Programs in 2015.

Dilution is an annual measure of how much equity has been granted through equity awards as a percentage of common shares outstanding. Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the year by the number of shares outstanding at the end of the year. For the three-year period of 2013 through 2015, our average dilution was 4.6%. During this same period our dilution for each individual year was 4.8% for 2013, 3.5% for 2014 and 5.2% for 2015.

Overhang captures the total potential stockholder dilution from equity incentive programs rather than just the annual rate of dilution. Overhang is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the year. For the three-year period of 2013 through 2015, our average overhang was 8.7%. During this same period our overhang for each individual year was 10.0% for 2013, 8.8% for 2014 and 7.3% for 2015.

Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans, our understanding of some of our largest institutional investors’ proxy voting guidelines on stock plan proposals and an understanding of the importance of long-term incentives in supporting the key objectives of our compensation program, management recommended, and the Board of Directors approved the adoption of the Plan. The proposed number of shares issuable under the Plan of 2,819,256 (excluding any shares that become available under the Plan due to the expiration, termination or forfeiture of shares from the Prior Plan) represents approximately 4.2% of our shares of common stock that were outstanding as of April 11, 2016 and a value of approximately $2,678,293 million based on the closing market price of our common stock on that date ($.95).

Pay Governance assisted the Compensation Committee in analyzing the Plan and the number of shares to be reserved for the Plan. The Compensation Committee considered estimates of shareholder value transfer, dilution, burn rate, and other factors when structuring the Plan, as well as terms and provisions of comparable plans. The Compensation Committee determined that a plan design incorporating a share reserve based on the full value approach would provide the most flexibility to determine the appropriate design of our future long-term incentive programs.

Summary of Material Terms of Plan

The following summary of the material provisions of the Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Plan.

The Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance stock awards, performance unit awards, annual incentive awards, dividend equivalent rights, other stock-based awards, deferred awards and other cash-based awards. Directors, executive officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the Plan. The primary purpose of the Plan is to enhance our ability to attract and retain highly qualified executive officers, directors, key employees, and other persons, and to motivate such persons to continue in our service and to expend maximum effort to improve our business results and earnings, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success. The Plan is not a “qualified plan” within the meaning of section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan will become effective on May 27, 2016, if approved by our stockholders.

Administration. The Plan provides for administration by the Compensation Committee. Among the Compensation Committee’s responsibilities are selecting participants to receive awards, determining the form, amount and other terms and conditions of awards, interpreting the provisions of the Plan or any award agreement and adopting such rules, forms, instruments and guidelines for administering the Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee are final and binding. The composition of the Compensation Committee is intended to permit the awards under the Plan to qualify for exemption under Rule 16b-3 of the Exchange Act. In addition, certain awards under the Plan, including stock options, stock appreciation rights, performance awards and annual incentive awards, paid to executive officers subject to section 162(m) of the Code, or covered employees, may be designed to satisfy the requirements of section 162(m) to permit the deduction by us of the associated expenses for Federal income tax purposes.

Shares Available. As noted above, the aggregate number of shares that may be issued pursuant to the Plan will be 2,819,256 plus (i) shares issuable under the Prior Plan pursuant to outstanding options that expire or terminate without being exercised, (ii) shares issued or issuable pursuant to awards under the Prior Plan that are forfeited, and (iii) shares remaining available for issuance under the Prior Plan on the date that the Plan becomes effective, in each case, subject to proportionate adjustment in the event of a stock split or other change in the common stock or capital structure of the Company (the “Aggregate Limit”). Pursuant to the terms of the Plan and subject to possible adjustments provided for in the Plan, the following annual award limits apply to awards under the Plan: (i) for an eligible person other than a non-employee director, the maximum number of shares of stock for which each of stock options or stock appreciation rights may be granted under the Plan is 10% of the Aggregate Limit; (ii) for a non-employee director, the maximum value of each of stock options or stock appreciation rights for which awards may be granted under the Plan is $300,000; (iii) for an eligible person other than a non-employee director, the maximum number of shares of stock that may be granted for any award (a “full value award”) under which stock is issued other than an ISO (as defined below), a stock option that is not an ISO (a “NSO” as defined below), or a stock appreciation right is 10% of the Aggregate Limit; (iv) for a non-employee director, the maximum value of any full value awards is $300,000; (v) for an employee, the maximum number of shares of stock for which each of performance stock awards and performance unit awards payable in stock may be granted under the Plan is 10% of the Aggregate Limit; and (vi) for an employee, the maximum value of each of performance unit awards or annual incentives payable in cash for which awards may be granted under the Plan is $3,000,000. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without the issuance of shares of our common stock or is otherwise settled in cash, shares of our common stock allocable to such award, including the unexercised portion of such award, shall again become available for the purposes of the Plan. Shares of our common stock delivered to the Company in payment of the exercise price of any award, shares delivered to or withheld by the Company to pay withholding taxes under the Plan, or shares repurchased with proceeds from exercised options will not, in any case, be added back to the Plan and will not be available for future grants under the Plan. When a stock appreciation right is settled in shares of common stock, the number of shares of common stock underlying the stock appreciation right as set forth in the award agreement will be counted against the Plan on a one to one basis, regardless of the number of shares actually issued upon settlement of the stock appreciation right.

In the event of a change in of our capital structure (as discussed in the Plan), adjustments and other substitutions will be made to the Plan, including adjustments to the maximum number of shares subject to the Plan, the number and class of shares subject to awards and, if applicable, the exercise price.

Eligibility for Participation. Employees, directors, agents, representatives and independent contractors of, and consultants and advisors to, us or any of our subsidiaries and affiliates are eligible to participate in the Plan. The selection of participants is within the sole discretion of the Compensation Committee.

Types of Awards. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, performance stock awards, performance unit awards, annual incentive awards, dividend equivalent rights, other stock-based awards, deferred shares and other cash-based awards, which we refer to collectively as the “awards.” The Compensation Committee will determine the terms and conditions of each award, including the number of shares subject to the award, the vesting terms of the award, and the purchase or exercise price for each award if applicable. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

Award Agreements. Awards granted under the Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail. Award Agreements may be accepted electronically or in any other manner that the Committee deems appropriate. Acceptance of an Award shall constitute agreement to its terms. Subject to acceleration in accordance with the Plan, all stock options, stock appreciation rights, restricted stock and restricted stock units will have a vesting or forfeiture period, as applicable, of at least 1 year from the date of grant of the award.

Stock Options. The Compensation Committee may grant incentive and non-qualified stock options to participants. Incentive stock options, or “ISOs,” are options to purchase shares of our common stock that are intended to qualify for special tax treatment under section 422 of the Code. Non-qualified stock options, or “NSOs,” are options to purchase shares of our common stock that do not qualify for such treatment. The exercise price of options granted under the Plan may not be less than 100% of the fair market value of a share on the date of grant. In the case of an ISO, the exercise price cannot be less than 110% of the fair market value of a share on the date of grant if the recipient is a ten-percent stockholder of ours. The term of options may not exceed ten years. In the case of an ISO, the term may not exceed five years if the recipient is a ten-percent stockholder. The exercise price may be paid with cash or its equivalent, with previously acquired shares of our common stock, or by other means approved by the Compensation Committee, including by means of a broker-assisted exercise or by the election of the holder of the option that the Compensation Committee withhold shares of sufficient value upon the exercise of the option to pay for the price owed from the exercise of the options.

Stock Appreciation Rights. The Compensation Committee may, either alone or in connection with the grant of an option, grant stock appreciation rights to participants under the Plan. Stock appreciation rights granted alone may be exercised at such times and subject to such terms and conditions as the Compensation Committee may impose. Stock appreciation rights that are granted in tandem with options may only be exercised upon the surrender of the right to purchase an equivalent number of shares of our common stock under the related options and may be exercised only with respect to the shares of common stock for which the related options are then exercisable. The term of stock appreciation rights granted under the Plan cannot exceed ten years and the term of stock appreciation rights that are granted in tandem with ISOs will not extend beyond the expiration of the related ISO. A stock appreciation right entitles a participant to surrender any then exercisable portion of the stock appreciation right and, if applicable, the related option, in exchange for an amount equal to the product of (i) the excess of the fair market value of a share of our common stock on the date preceding the date of surrender over the fair market value of a share of our common stock on the date the stock appreciation right was issued, or, if the stock appreciation right is related to an option, the per share exercise price of the option, and (ii) the number of shares of our common stock subject to the stock appreciation right.

Restricted Stock. The Compensation Committee may grant awards of restricted stock under the Plan, which, unless the Compensation Committee determines otherwise at the time of grant, carry full voting rights and other rights as a stockholder. Any dividends paid in shares of stock or the right to acquire stock will be added to and become part of the restricted stock; the Compensation Committee will determine in each case the treatment of dividends paid in cash that are attributable to the restricted stock pursuant to the Plan (either by converting them to shares and adding them to the grant of restricted stock, or by holding them in cash until the underlying restricted shares become vested). At the option of the Compensation Committee, restricted shares may be evidenced either by an appropriately legended stock certificate held in escrow or by an electronic or manual book entry that will be sufficient in either case to bind holders of restricted stock to all provisions of the Plan and the applicable award agreement. Unrestricted shares will be delivered when the restrictions lapse.

Restricted Stock Units. The Compensation Committee may grant restricted stock units under the Plan, which represent the right of a participant to receive payment upon vesting or on any later date specified by the Compensation Committee. The amount of such payment is equal to the fair market value of a share of our common stock on the date the stock unit was granted, the vesting date, or such other date determined by the Compensation Committee at the time of grant. Payment under a restricted stock unit award will be made by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the restricted stock unit award payment is no longer subject to a substantial risk of forfeiture (as defined for purposes of section 409A of the Code) or at a time that is permissible under section 409A of the Code.

Performance Awards. The Compensation Committee may grant performance shares and performance units under the Plan, which will be earned only if performance goals established for specified performance periods are met. Performance shares are shares of our common stock that vest based on the attainment of specified performance goals (and other restrictions as applicable) and which, unless the Compensation Committee determines otherwise at the time of grant, carry full voting rights and other rights as a stockholder. Performance units are denominated in shares of our common stock or a specified dollar amount and represent the right to receive: (i) in the case of share-denominated performance units, a payment in the amount of the fair market value on the date of grant, vesting or any other date specified by the Compensation Committee or (ii) in the case of dollar-denominated performance units, a specified dollar amount. Performance criteria must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met and may be used to measure our performance as a whole or the performance of a business unit, business segment or division, either individually, or alternatively in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in an award agreement. The performance goals upon which the payment or vesting of an award to a covered employee that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code are limited to one or more of the following: earnings per share, adjusted earnings per share (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), total shareholder return, CAGR, cash return on capitalization, increased revenue, increased EBITDAX, adjusted EBITDAX (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), EBITDAX per share, adjusted EBITDAX per share (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), net income, adjusted net income (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), stock price, market capitalization, book capitalization, capital expenditures, return on equity, return on assets, return on net assets, operating income, cash flow from operations before changes in assets and liabilities, operating cash flow per share, cash flow from operations, debt reduction, drill-bit finding and development costs, all-in finding and development costs, lifting costs per unit, general and administrative expenses, exploration expenses, production, production growth, production growth per share, injection volumes, reserve replacement ratio, reserve growth, reserve growth per share, enterprise value, liquids production growth,

SEC PV-10, SEC PV-10 per share, enterprise value to EBITDAX ratio, 3 year reserves CAGR, LOE/mcfe, debt/mcfe, debt/proved reserves, debt/proved developed reserves, reserves to production ratio, debt to EBITDAX ratio, interest expense to EBITDAX ratio, fixed charge coverage ratio, discretionary cash flow, or discretionary cash flow per share. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Compensation Committee may adjust performance criteria to reflect the impact of specified corporate transactions, accounting or tax law changes or other extraordinary or nonrecurring events, provided that any such modification does not prevent an award from qualifying for the “performance-based exception” under section 162(m) of the Code, which is described below. Payment under a performance unit award will be made by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the performance unit award payment is no longer subject to a substantial risk of forfeiture (as defined for purposes of section 409A of the Code) or at a time that is permissible under section 409A of the Code. Neither the Compensation Committee nor the board of directors may increase the amount of compensation payable under a previously granted performance award, and if the payment or issuance of a performance award is accelerated for any reasons, the applicable award shall be reduced pursuant to the Plan.

Annual Incentive Awards. The Compensation Committee may grant annual incentive awards under the Plan, which will be earned only if performance goals established by the Compensation Committee and based on performance criteria, as specified below and in the Plan, are attained. Annual incentive awards may be issued to employees who regularly and directly make or influence policy decisions that significantly impact our overall results or success in such amounts and upon such terms as determined by the Compensation Committee. Performance criteria must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met and may be used to measure our performance as a whole or the performance of a business unit, business segment or division, either individually, or alternatively in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in an award agreement. The performance goals upon which the payment or vesting of an award to a covered employee that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code are limited to one or more of the following: earnings per share, adjusted earnings per share (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), total shareholder return, CAGR, cash return on capitalization, increased revenue, increased EBITDAX, adjusted EBITDAX (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), EBITDAX per share, adjusted EBITDAX per share (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), net income, adjusted net income (as adjusted for non-cash and nonrecurring charges, and extraordinary, one-time, or unusual items), stock price, market capitalization, book capitalization, capital expenditures, return on equity, return on assets, return on net assets, operating income, cash flow from operations before changes in assets and liabilities, operating cash flow per share, cash flow from operations, debt reduction, drill-bit finding and development costs, all-in finding and development costs, lifting costs per unit, general and administrative expenses, exploration expenses, production, production growth, production growth per share, injection volumes, reserve replacement ratio, reserve growth, reserve growth per share, enterprise value, liquids production growth, SEC PV-10, SEC PV-10 per share, enterprise value to EBITDAX ratio, 3 year reserves CAGR, LOE/mcfe, debt/mcfe, debt/proved reserves, debt/proved developed reserves, reserves to production ratio, debt to EBITDAX ratio, interest expense to EBITDAX ratio, fixed charge coverage ratio, discretionary cash flow, or discretionary cash flow per share. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Compensation Committee may adjust performance criteria to reflect the impact of specified corporate transactions, accounting or tax law changes or other extraordinary or nonrecurring events, provided that any such modification does not prevent an award from qualifying for the “performance-based exception”

under section 162(m) of the Code, as described above. Payment under an annual incentive award will be made by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the performance unit award payment is no longer subject to a substantial risk of forfeiture (as defined for purposes of section 409A of the Code) or at a time that is permissible under section 409A of the Code. Neither the Compensation Committee nor the board of directors may increase the amount of compensation payable under a previously granted annual incentive award, and if the payment or issuance of a performance award is accelerated for any reasons, the applicable award shall be reduced pursuant to the Plan.

Deferred Shares. The Compensation Committee may grant deferred shares to eligible participants. An award of deferred shares represents the right to receive a specific number of shares of common stock at the end of a specified deferral period.

Other Awards. The Compensation Committee may grant other stock-based awards under the Plan as additional compensation for services rendered or in lieu of cash or other compensation to which a participant is entitled. The Compensation Committee may grant other cash-based awards under the Plan, which cash-based awards shall specify the payment amount or payment range as determined by the Compensation Committee.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights either in connection with awards or as separate awards under the Plan; however, in no event shall dividend equivalent rights be granted with respect to Options or SARs. Amounts payable in respect of dividend equivalent rights may be payable in cash or additional shares and shall be credited as of the dividend payable dates and, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalent rights relate. Dividend equivalent rights granted with respect to performance-based compensation shall not be distributed during the relevant performance period or to the extent any such award is otherwise unearned. Notwithstanding the foregoing, any deferral of the payment of a dividend equivalent will comply with Section 409A.

Substitution. Our board of directors may grant awards under the Plan in substitution for awards held by employees of another company who will become employees of us or our affiliates due to a merger, acquisition or consolidation, and such substituted awards may contain terms that vary from those set forth in the Plan as determined appropriate by our board of directors.

Change in Control. If the holder of an award under the Plan has an employment, retention, change of control, severance or similar agreement with the Company or any affiliate that discusses the effect of a change of control on his or her awards, that agreement would control. In all other cases, unless provided otherwise in an award agreement or under the Plan prior to the date of the change of control, the following provisions of the Plan would determine the effect of a change of control on awards.

If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding awards would be assumed or replaced with the same type of award with similar terms and conditions by the Survivor in the change of control transaction. If applicable, each award which is assumed by the Survivor would be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities which would have been issuable to the award holder upon the consummation of such change of control had the award been exercised, vested or earned immediately prior to such change of control, and other appropriate adjustments in the terms and conditions of the Award would be made.

To the extent the Survivor in the change of control transaction does not agree to assume the awards or issue replacement awards, then immediately prior to the date of the change of control outstanding options and stock appreciation rights would become vested and exercisable and, unless otherwise determined by the Board or Compensation Committee, would be cancelled in exchange for a cash payment equal to the excess of the change of control price of the shares over the purchase or grant price of the shares under the award; all other outstanding awards that vest based on service would vest, and performance-based awards would, unless otherwise determined by the Board or the Compensation Committee, become payable at the level earned if earned but not paid, and otherwise would be cancelled in exchange for a cash payment equal to the target value payable on a pro rata basis based on the portion of the performance period that has elapsed prior to the change of control event.

Upon termination of employment without Cause (as defined in the Plan or form of award) by the Survivor or termination of employment by the employee with good reason (if the employee is entitled to terminate his employment for good reason in his or her employment, severance or other similar agreement) occurring during the period of twenty-four (24) months after the change of control, (i) all outstanding or replacement awards held by the participant would become vested, exercisable, earned and payable (assuming any award for which vesting is subject to performance goals that such goals are met at the target level), (ii) all options and stock appreciation rights held by the participant immediately before the termination of employment would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the excess of the fair market value of the shares on the date of termination over the exercise or grant price of such shares underlying the award multiplied by the number of shares underlying the award, (iii) all restricted stock or restricted stock units would be cancelled as of the date of termination in exchange for a payment of cash or shares equal to the fair market value of the shares on the date of termination, (iv) all performance-based awards that have been earned but not paid would be paid at the level earned, and for such performance-based awards for which the performance period has not yet expired, the award would be cancelled in exchange for a cash payment equal to the target value payable on a pro-rated basis calculated based on the portion of the performance period that had elapsed prior to termination, and (v) all other awards would be cancelled in exchange for a cash payment equal to the value of the award.

Parachute Payments. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Termination, Amendment and Other Terms of the Plan. Options and stock appreciation rights are not transferable except as provided by will or the laws of descent and distribution or a qualified domestic relations order, or as the Compensation Committee may determine at or after grant. Restricted stock and performance awards are not transferable until their restrictions lapse. Our Board of Directors has the right to terminate or amend the Plan or any award agreement at any time so long as doing so does not directly or indirectly lower the exercise price of a previously granted option or stock appreciation right or impair or adversely alter any outstanding vested awards or shares acquired under the Plan without the award holder’s consent, subject to the plan provisions regarding changes in corporate structure, change in control, and compliance with Code Section 409A. Notwithstanding the foregoing, our Board of Directors may not amend the Plan absent stockholder approval to the extent such approval is required by applicable law, regulation or exchange requirement. In the absence of any earlier termination, the Plan will terminate on May 27, 2026, the tenth anniversary of the date on which the Plan was first adopted by our Board of Directors. The Plan provides that each participant agrees to reimburse us with respect to any award granted under the Plan to the extent required by any of our clawback or recoupment policies now in effect or as we may adopt or as otherwise required by applicable law.

Federal Income Tax Information

The following discussion is intended to be a general summary of the U.S. federal income tax aspects of awards granted under the Plan. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes. This discussion is based on the provisions of the Code in effect at the time this summary was drafted for inclusion in this Proxy Statement. It does not include a discussion of or anticipate changes that may become effective or be implemented after that date which could have a material effect on the U.S. federal income tax consequences of awards granted under the Plan. To the extent any awards under the Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options (“ISO”). A participant who has been granted an ISO will not normally recognize income and the Company will not be entitled to a deduction at the time of the grant or exercise of an ISO; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an ISO depends, in part, on whether the participant’s holding period of the common stock is at least two years from the date the option was granted and at least one year from the date the common stock was transferred to the participant (the “ISO Holding Period”). If the ISO Holding Period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If the ISO Holding Period is not satisfied (a “disqualifying disposition”), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Non-qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options, or “NQSOs”, and stock appreciation rights, or “SARs”, have no special tax status. A participant receiving these awards generally does not recognize taxable income as the result of the grant of a NQSO or SAR. Upon exercise of a NQSO or SAR, the participant normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the cash or shares of common stock received on the exercise date. Upon the sale of common stock acquired by the exercise of a NQSO or SAR, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as short-term or long-term capital gain or loss depending on the holding period. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a NQSO or SAR, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Restricted Stock and Performance Stock Awards. A participant receiving restricted stock, including restricted stock which is granted as a performance award, generally will recognize ordinary income equal to the fair market value of the shares on the “vesting date.” The vesting date is the date on which the participant receives the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the vesting date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. The participant may elect, subject to obtaining the written approval of the Chief Financial Officer or General Counsel of the Company, and pursuant to Section 83(b) of the Code, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. Any such election must be file with the Internal Revenue Service no later than 30 days after the date on which the shares are transferred. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Unless a participant makes a Section 83(b) election, dividends or dividend equivalents paid to a participant on shares of restricted stock will be taxable to the participant as ordinary income and the Company will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income, which currently is subject to the same federal tax rate as capital gains income, and the Company will not receive a deduction for the dividends paid.

Restricted Stock Unit and Performance Share Unit Awards. A participant generally will recognize no income upon the receipt of a restricted stock unit award or a performance share unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the fair market value of the shares of common stock received and/or cash received. If the participant is an employee of the Company, the participant may, depending on the terms of the award, be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units has been issued at that time. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the vesting date (as defined under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant on the vesting date, except to the extent such deduction is limited by applicable provisions of the Code. Dividend equivalents paid to a participant on restricted stock unit awards or performance share unit awards will be taxable to the participant as ordinary income at the time the amount is paid and the Company will be entitled to a corresponding tax deduction, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Shares. A participant of a deferred share award will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. Rather, when the deferred shares are paid, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the participant. When the participant recognizes ordinary income upon receipt of the deferred shares, the Company generally will be entitled to a tax deduction in the same amount. Additionally, if the participant is an employee of the Company, the participant will be subject to Social Security and Medicare taxes at the time the deferred shares are issue (or, if later, the date the deferred shares vest), even though none of the common stock underlying the deferred shares has been issued at that time.

Annual Cash-Based Incentive Awards. A participant generally will not recognize income upon the receipt of a grant of an annual incentive award. Upon the settlement of the annual incentive award, the participant normally will recognize ordinary income equal to cash payment received. The Company generally is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

Unrestricted Stock. The tax consequences of receiving common stock pursuant to another stock-based award under the Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock. If the shares of common stock are unrestricted, the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock.

Potential Limitation on Company Deductions; Consequences of Change-in-Control. With certain exceptions, Code Section 162(m) limits the income tax deduction to the Company for compensation in excess of $1,000,000 paid to certain covered employees (generally the Company’s chief executive officer and the three other highest-paid executive officers). Under Code Section 162(m), however, this deduction limit does not apply to certain “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Company generally intends for stock options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Plan to satisfy the requirements of qualified performance-based compensation and therefore expects to be entitled to a deduction with respect to such awards. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from taking a contrary position with respect to the Plan.

The accelerated vesting of awards under the Plan upon a change of control of the Company could result in a participant being considered to receive “excess parachute payments” (as defined in Code Section 280G), which payments are subject to a 20% excise tax imposed on the participant. The Company would not be able to deduct the excess parachute payments made to a participant.

Code Section 409A. Certain awards under the Plan may be subject to Code Section 409A, which regulates “nonqualified deferred compensation” (as defined in Code Section 409A). Generally, to the extent that these awards fail to meet certain requirements under Section 409A (or an exception thereto), the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is the Company’s intent that awards under the 2Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A.

New Plan Benefits

The future benefits that will be awarded or paid under our 2106 Long-Term Incentive Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Because our executive officers and directors will be eligible to receive awards under the Plan, they may be deemed to have a personal interest in the adoption of this Proposal 5.

The Compensation Committee may only grant incentive and non-qualified stock options to each of the Company’s named executive officers, all current non-employee directors, all current non-executive officer employees, agents, representatives and independent contractors of, and consultants and advisors to, the Company and any of its subsidiaries and affiliates. The benefits that may be received are discretionary and are not determinable.

Vote Required for Approval

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required for adoption of this Proposal 5. Abstentions will have no effect on the outcome of the vote. If you hold your shares in “street name”, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposal 5. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on Proposal 5 and will not be counted in determining the number of shares necessary for approval.

If your card is signed but a choice is not marked, the shares will be voted in favor of Proposal 5.

The Board unanimously recommends a vote “FOR” the proposal to approve the Company’s 2016 Long-term Incentive Plan

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

SEC rules provide that we must receive stockholders’ proposals intended to be presented at the 2017 Annual Meeting of Stockholders by December 28, 2016 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals must be submitted in writing to the Secretary at Rex Energy Corporation, 366 Walker Drive, State College, Pennsylvania 16801. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals.

Under our Bylaws, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders or propose business to be brought before the annual meeting of stockholders, or both, only if:

•	such business is a proper matter for stockholder action;

•	the stockholder has given timely notice in proper written form of such director nomination(s) or such proposed business; and

•	the stockholder is a stockholder of record of the Company at the time of giving such notice and is entitled to vote at the annual meeting.

To be timely, a stockholder’s notice must be delivered to and received by the Secretary of the Company at the principal executive offices of the Company not less than 120 days in advance of the first anniversary of the date of the Company’s proxy statement released to stockholders for the preceding year’s annual meeting. In the event the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, delivery of such proposal by the stockholder, to be timely, must be so delivered not later than the close of business on the later of (a) the 120th day prior to such meeting, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of an adjournment of an annual meeting does not commence a new time period for the giving of a stockholder’s notice as described above. Under our Bylaws, the term “public announcement” means disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by the Company with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the Company’s securities are then listed.

Our Bylaws provide that a stockholder’s notice must be in writing and must set forth:

•

the name and address of the stockholder, as set forth in the Company’s books and records, who intends to make the nomination(s) or propose the business and the beneficial owner, if any, on whose behalf the proposal is made;

•

in the case of a nomination of director(s), (a) a description of all agreements, arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made, (b) any other information relating to such nominee(s) that would be required to be included in a proxy statement filed under the current rules of the SEC, and (c) the nominee(s)’ written consent to serve as director if elected; and

•

in the case of other business proposed to be brought before the annual meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, (c) any material interest the stockholder has in such business, and (d) any other information that is required to be provided by the stockholder under the current rules of the SEC with respect to stockholder proposals.

A stockholder shall also comply with all applicable requirements of the Exchange Act, the rules and regulations thereunder, and all other policies and procedures of the Company with respect to the above described matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s common stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation.

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Exchange Act furnished to us, we believe that, for the year ended December 31, 2015, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

By Order of the Board of Directors,

Jennifer L. McDonough

Senior Vice President, General Counsel

and Secretary

State College, Pennsylvania

April 27, 2016

APPENDIX A

REX ENERGY CORPORATION 2016

LONG-TERM INCENTIVE PLAN

EFFECTIVE MAY [27], 2016

ARTICLE I PURPOSE AND DURATION		A-1
1.1	Purpose of the Plan	A-1
1.2	Duration of Plan	A-1
ARTICLE II DEFINITIONS		A-1
2.1	“Affiliate”	A-1
2.2	“Annual Incentive Award”	A-1
2.3	“Award”	A-1
2.4	“Award Agreement”	A-1
2.5	“Beneficial Owner” or “Beneficial Ownership”	A-1
2.6	“Board”	A-1
2.7	“Cash-Based Award”	A-1
2.8	“Change in Control of the Company”	A-2
2.9	“Code”	A-3
2.10	“Committee”	A-3
2.11	“Company”	A-3
2.12	“Corporate Change”	A-3
2.13	“Covered Employee”	A-3
2.14	“Deferral Period”	A-3
2.15	“Deferred Shares”	A-3
2.16	“Director”	A-3
2.17	“Director Award”	A-3
2.18	“Disability”	A-3
2.19	“Dividend Equivalent”	A-3
2.20	“Employee”	A-3
2.21	“Fair Market Value”	A-3
2.22	“Fiscal Year”	A-3
2.23	“Freestanding SAR”	A-3
2.24	“Full Value Award”	A-4
2.25	“Holder”	A-4
2.26	“Incentive Stock Option” or “ISO”	A-4
2.27	“Insider”	A-4
2.28	“Minimum Statutory Tax Withholding Obligation”	A-4
2.29	“Nonqualified Stock Option” or “NQSO”	A-4
2.30	“Option”	A-4
2.31	“Option Price”	A-4
2.32	“Other Stock-Based Award”	A-4
2.33	“Participant”	A-4
2.34	“Performance-Based Compensation”	A-4
2.35	“Performance Goals”	A-4
2.36	“Performance Stock Award”	A-4
2.37	“Performance Unit Award”	A-4

A-i

2.38	“Period of Restriction”	A-4
2.39	“Plan”	A-4
2.40	“Predecessor Plan”	A-4
2.41	“Restricted Stock”	A-4
2.42	“Restricted Stock Award”	A-5
2.43	“RSU”	A-5
2.44	“RSU Award”	A-5
2.45	“SAR”	A-5
2.46	“Section 162(m)”	A-5
2.47	“Section 409A”	A-5
2.48	“Separation from Service” and “Separate from Service”	A-5
2.49	“Specified Employee”	A-5
2.50	“Stock”	A-5
2.51	“Substantial Risk of Forfeiture”	A-5
2.52	“Tandem SAR”	A-5
2.53	“Ten Percent Stockholder”	A-5
2.54	“Termination of Employment”	A-6
2.55	“Third Party Service Provider”	A-6
ARTICLE III ELIGIBILITY		A-6
ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS		A-6
4.1	Authority to Grant Awards	A-6
4.2	Dedicated Shares; Maximum Awards.	A-6
4.3	Non-Transferability	A-7
4.4	Requirements of Law	A-8
4.5	Changes in the Company’s Capital Structure.	A-8
4.6	Election Under Section 83(b) of the Code	A-10
4.7	Forfeiture for Cause	A-10
4.8	Forfeiture Events	A-10
4.9	Award Agreements	A-11
4.10	Amendments of Awards	A-11
4.11	Rights as Stockholder	A-11
4.12	Issuance of Shares of Stock	A-11
4.13	Restrictions on Stock Received	A-11
4.14	Predecessor Plan	A-11
4.15	Certain Terminations of Employment, Hardship and Approved Leaves of Absence	A-11
ARTICLE V OPTIONS		A-12
5.1	Authority to Grant Options	A-12
5.2	Option Agreement	A-12
5.3	Option Price	A-12
5.4	Duration of Option	A-12
5.5	Amount Exercisable	A-12
5.6	Exercise of Option.	A-12

A-ii

5.7	Notification of Disqualifying Disposition	A-13
5.8	$100,000 Limitation on ISOs	A-13
5.9	Transferability – Incentive Stock Options	A-13
ARTICLE VI STOCK APPRECIATION RIGHTS		A-13
6.1	Authority to Grant SAR Awards	A-13
6.2	General Terms	A-13
6.3	SAR Agreement	A-13
6.4	Term of SAR	A-14
6.5	Exercise of SAR	A-14
6.6	Payment of SAR Amount	A-14
6.7	Termination of Employment	A-14
ARTICLE VII RESTRICTED STOCK AWARDS		A-14
7.1	Restricted Stock Awards	A-14
7.2	Restricted Stock Award Agreement	A-14
7.3	Holder’s Rights as Stockholder	A-15
ARTICLE VIII RESTRICTED STOCK UNIT AWARDS		A-15
8.1	Authority to Grant RSU Awards	A-15
8.2	RSU Award	A-15
8.3	RSU Award Agreement	A-15
8.4	Form of Payment Under RSU Award	A-15
8.5	Time of Payment Under RSU Award	A-15
ARTICLE IX PERFORMANCE STOCK AWARDS AND PERFORMANCE UNIT AWARDS		A-16
9.1	Authority to Grant Performance Stock Awards and Performance Unit Awards	A-16
9.2	Performance Goals	A-16
9.3	Time of Establishment of Performance Goals	A-17
9.4	Written Agreement	A-17
9.5	Form of Payment Under Performance Unit Award	A-17
9.6	Time of Payment Under Performance Unit Award	A-17
9.7	Holder’s Rights as Stockholder With Respect to a Performance Stock Award	A-17
9.8	Increases Prohibited	A-17
ARTICLE X DEFERRED SHARES		A-18
10.1	Deferred Compensation	A-18
10.2	Consideration	A-18
10.3	Deferral Period	A-18
10.4	Dividend Equivalents and Other Ownership Rights	A-18
10.5	Performance Objectives	A-18
10.6	Award Agreement	A-18
ARTICLE XI DIVIDEND EQUIVALENTS		A-18
ARTICLE XII ANNUAL INCENTIVE AWARDS		A-19
12.1	Authority to Grant Annual Incentive Awards	A-19
12.2	Performance Goals	A-19
12.3	Time of Establishment of Performance Goals	A-20

A-iii

12.4	Written Agreement	A-20
12.5	Form of Payment Under Annual Incentive Award	A-20
12.6	Time of Payment Under Annual Incentive Award	A-20
12.7	Increases Prohibited	A-20
ARTICLE XIII OTHER STOCK-BASED AWARDS		A-20
13.1	Authority to Grant Other Stock-Based Awards	A-20
13.2	Value of Other Stock-Based Award	A-20
13.3	Payment of Other Stock-Based Award	A-20
13.4	Termination of Employment	A-20
ARTICLE XIV CASH-BASED AWARDS		A-21
14.1	Authority to Grant Cash-Based Awards	A-21
14.2	Value of Cash-Based Award	A-21
14.3	Payment of Cash-Based Award	A-21
14.4	Termination of Employment	A-21
ARTICLE XV SUBSTITUTION AWARDS		A-21
ARTICLE XVI CHANGE IN CONTROL OF THE COMPANY		A-21
16.1	Change in Control of the Company	A-21
ARTICLE XVII ADMINISTRATION		A-23
17.1	Awards	A-23
17.2	Authority of the Committee	A-23
17.3	Decisions Binding	A-24
17.4	No Liability	A-24
ARTICLE XVIII AMENDMENT OR TERMINATION OF PLAN		A-24
18.1	Amendment, Modification, Suspension, and Termination	A-24
18.2	Awards Previously Granted	A-24
ARTICLE XIX MISCELLANEOUS		A-24
19.1	Unfunded Plan/No Establishment of a Trust Fund	A-24
19.2	No Employment Obligation	A-25
19.3	Tax Withholding	A-25
19.4	Gender and Number	A-25
19.5	Severability	A-25
19.6	Headings	A-26
19.7	Other Compensation Plans	A-26
19.8	Retirement and Welfare Plans	A-26
19.9	Other Awards	A-26
19.10	Successors	A-26
19.11	Law Limitations/Governmental Approvals	A-26
19.12	Delivery of Title	A-26
19.13	Inability to Obtain Authority	A-26
19.14	Investment Representations	A-26
19.15	Persons Residing Outside of the United States	A-26
19.16	Arbitration of Disputes	A-27

A-iv

19.17	Governing Law	A-27
19.18	Section 409A	A-27
19.19	Delegation of Authority	A-28
19.20	Clawback	A-28
19.21	Retention Requirements	A-28

A-v

ARTICLE I

PURPOSE AND DURATION

1.1 Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its Affiliates.

1.2 Duration of Plan. Unless sooner terminated as provided herein, the Plan shall terminate on [May 27], 2026. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) adoption of the Plan by the Board, and (b) [May 27], 2026.

ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company, including any such entity that becomes an Affiliate after the adoption of the Plan; provided, however, with respect to an Incentive Stock Option, an Affiliate shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2 “Annual Incentive Award” means an Award granted to a Holder pursuant to Article XII.

2.3 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Deferred Shares, RSUs, Performance Stock Awards, Performance Unit Awards, Annual Incentive Awards, Other Stock-Based Awards, Dividend Equivalents and Cash-Based Awards, in each case subject to the terms and provisions of the Plan.

2.4 “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” means the board of directors of the Company.

2.7 “Cash-Based Award” means an Award granted pursuant to Article XIV.

2.8 “Change in Control of the Company” means the occurrence of any of the following the Effective Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) (the “Exchange Act”) (a “Covered Person”), of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) of this Section 2.8, the following acquisitions shall not constitute a Change in Control of the Company: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section 2.8; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(c) Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as applicable, within the meaning of Treas. Reg. §1.409A-3(i)(5) or any successor provision.

2.9 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means the Compensation Committee of the Board, or any successor committee appointed by the Board.

2.11 “Company” means Rex Energy Corporation, a Delaware corporation, or any successor (by reincorporation, merger or otherwise).

2.12 “Corporate Change” shall have the meaning ascribed to that term in Section 4.5(c).

2.13 “Covered Employee” means an Employee who is a “covered employee,” as defined in section 162(m) of the Code and the regulations promulgated under section 162(m) of the Code, or any successor statute.

2.14 “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Article X.

2.15 “Deferred Shares” means an Award pursuant to Article X of the right to receive Stock at the end of a specified Deferral Period.

2.16 “Director” means a director of the Company or an Affiliate who is not an Employee.

2.17 “Director Award” means any NQSO, SAR, or Full Value Award granted to a Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.18 “Disability” means as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.19 “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s stockholders.

2.20 “Employee” means a person employed by the Company or any Affiliate (including, without limitation, a parent or subsidiary of the Company) as a common law employee.

2.21 “Fair Market Value” of the Stock as of any particular date means (1) if the Stock is traded on a stock exchange, the closing sale price of the Stock on that date as reported on the principal securities exchange on which the Stock is traded, or (2) if the Stock is traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Stock is not so traded, (b) if no closing price or bid and asked prices for the stock was so reported on that date or (c) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

2.22 “Fiscal Year” means the calendar year.

2.23 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article VI.

2.24 “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of shares of Stock.

2.25 “Holder” means a person who has been granted an Award or any person who is entitled to receive shares of Stock or cash under an Award.

2.26 “Incentive Stock Option” or “ISO” means an option to purchase Stock granted pursuant to Article V that is designated as an Incentive Stock Option and that is intended to satisfy the requirements of section 422 of the Code.

2.27 “Insider” shall mean an individual who is, on the relevant date, an officer, a Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.28 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state and local taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.29 “Nonqualified Stock Option” or “NQSO” means a “nonqualified stock option” to purchase Stock granted pursuant to Article V that does not satisfy the requirements of section 422 of the Code.

2.30 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.31 “Option Price” shall have the meaning ascribed to that term in Section 5.3.

2.32 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article XIII.

2.33 “Participant” means any eligible person as set forth in Article III to whom an Award is granted.

2.34 “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for deductibility of remuneration paid to Covered Employees.

2.35 “Performance Goals” means one or more of the criteria described in Section 9.2 on which the performance goals applicable to an Award are based.

2.36 “Performance Stock Award” means an Award designated as a performance stock award granted to a Holder pursuant to Article IX.

2.37 “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.38 “Period of Restriction” means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article VII.

2.39 “Plan” means the Rex Energy Corporation 2016 Long-Term Incentive Plan, as it may be amended from time to time.

2.40 “Predecessor Plan” means the Company’s 2007 Long Term Incentive Plan, as amended and restated.

2.41 “Restricted Stock” means shares of restricted Stock issued or granted under the Plan pursuant to Article VII.

2.42 “Restricted Stock Award” means an authorization by the Committee to issue or transfer Restricted Stock to a Holder.

2.43 “RSU” means a restricted stock unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.44 “RSU Award” means an Award granted pursuant to Article VIII.

2.45 “SAR” means a stock appreciation right granted under the Plan pursuant to Article VI.

2.46 “Section 162(m)” means Section 162(m) of the Code, the regulations and other binding guidance promulgated thereunder, as they may now exist or may be amended from time to time, or any successor to such section.

2.47 “Section 409A” means section 409A of the Code and Department of Treasury or Internal Revenue Service rules, regulations or guidance issued thereunder.

2.48 “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.2.33.

2.49 “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company, as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company.

2.50 “Stock” means the common stock of the Company, $0.001 par value per share (or such other par value as may be designated by act of the Company’s stockholders).

2.51 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in Section 409A.

2.52 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article VI herein, the exercise of which shall require forfeiture of the right to purchase a share of Stock under the related Option (and when a share of Stock is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.53 “Ten Percent Stockholder” means an individual, who, at the time the applicable Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters, spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

2.54 “Termination of Employment” means the termination of the Award recipient’s employment relationship with the Company and all Affiliates.

2.55 “Third Party Service Provider” means any consultant, agent, representative, advisor, or independent contractor who renders services to the Company or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE III

ELIGIBILITY

The persons who are eligible to receive Awards under the Plan are Employees, Directors and Third Party Service Providers. The persons who are eligible to receive Annual Incentive Awards under the Plan are Employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company. Directors and Third Party Service Providers are only eligible to receive NQSO, SAR or Full Value Awards.

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1 Authority to Grant Awards. The Committee may grant Awards to those Employees, Directors and Third Party Service Providers as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. All Awards to Directors shall be determined by the Board or Committee, subject to the limits set forth in Section 4.2.

4.2 Dedicated Shares; Maximum Awards.

(a) Number of Shares of Stock Dedicated under the Plan for Awards. The aggregate number of shares of Stock with respect to which Awards, including Incentive Stock Options, may be granted under the Plan is (i) 2,819,256 plus (ii) shares added to the Plan pursuant to Section 4.14 plus (iii) 211,850 shares remaining available for issuance under the Predecessor Plan as of the effective date of this Plan (the “Aggregate Limit”).

(b) Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under the Plan:

(i) The maximum number of shares of Stock with respect to which SARs may be granted to a Participant, other than a Director, during a Fiscal Year is 10% of the Aggregate Limit. The maximum aggregate value of SARs that may be granted to a Director during a Fiscal Year (determined as of the date of the Award using an appropriate valuation method determined by the Committee) is $300,000.

(ii) The maximum number of shares of Stock with respect to which Options may be granted to a Participant, other than a Director, during a Fiscal Year is 10% of the Aggregate Limit. The maximum aggregate value of Options that may be granted to a Director during a Fiscal Year (determined as of the date of the Award using an appropriate valuation method determined by the Committee) is $300,000.

(iii) The maximum aggregate value of Full Value Awards that may be granted to a Director during a Fiscal Year (determined based on the Fair Market Value of Stock on the date of the Award) is $300,000.

(iv) The maximum number of shares of Stock with respect to which Performance Stock Awards may be granted to an Employee during a Fiscal Year is 10% of the Aggregate Limit.

(v) The maximum number of shares of Stock with respect to which Performance Unit Awards payable in Stock may be granted to an Employee during a Fiscal Year is 10% of the Aggregate Limit.

(vi) The maximum value of cash with respect to which Performance Unit Awards payable in cash may be granted to an Employee during a Fiscal Year, determined as of the grant date of the Performance Unit Awards, is $3,000,000.

(vii) The maximum amount that may be paid to an Employee under Annual Incentive Award(s) granted to an Employee during a Fiscal Year is $3,000,000.

(c) Share Usage. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5, but only to the extent that any such adjustment will not affect the status of: (i) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, (ii) any Award intended to qualify as an Incentive Stock Option; or (iii) any Award intended to comply with, or qualify for an exception to, Section 409A. The number of shares of Stock stated in this Section 4.2 shall also be increased by such number of shares of Stock as become subject to substitute Awards granted pursuant to Article XV; provided, however, that such increase shall be conditioned upon the approval of the stockholders of the Company to the extent stockholder approval is required by applicable law or applicable stock exchange rules. If shares of Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, SAR or issuance of fully-vested shares of Stock under another type of Award, then the number of shares available for issuance under the Plan will be reduced by the gross number of shares issuable under the exercised Option or SAR or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. If shares of Stock are tendered in payment of the Option Price of an Option or proceeds received from the exercise of such Option are used to repurchase shares of Stock, such shares of Stock will not be added to the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason or is settled in cash in lieu of shares of Stock, or any shares of Stock subject to an Award are repurchased by the Company, at a price per share not greater than the original issue price paid per share, pursuant to the Company’s repurchase rights under the Plan or the applicable Award Agreement, the shares of Stock allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled in shares of Stock, the number of shares of Stock subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan as one share for every share subject to the SAR, regardless of the number of shares used to settle the SAR upon exercise. The maximum number of shares of Stock available for issuance under the Plan shall not be reduced to reflect any dividends or Dividend Equivalents that are reinvested into additional shares of Stock or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or other Stock-Based Awards. In the case of any Award granted in substitution for an award of a company or business acquired by the Company or an Affiliate, shares of Stock issued or issuable in connection with such substitution will not be counted against the number of shares reserved under the Plan, but will be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

4.3 Non-Transferability. Except as specified in the applicable Award Agreements or in domestic relations court orders, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment, alienation, garnishment, pledge, attachment, or levy with respect to an Award in violation of this

Section shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award.

4.4 Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable on exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of shares of Stock pursuant thereto, to comply with any law or regulation of any governmental authority. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under section 16(b) of the Exchange Act.

4.5 Changes in the Company’s Capital Structure.

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then (1) the number, class or series and per share price of Stock subject to outstanding Options or other Awards under the Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option or other Award, for the same aggregate cash consideration, the equivalent total number and class or series of Stock the Holder would have received had the Holder exercised his or her Option or other Award in full immediately prior to the event requiring the adjustment, and (2) the number and class or series of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of Stock then reserved, that number and class or series of Stock that would have been received by the owner of an equal number of outstanding shares of Stock of each class or series of Stock as the result of the event requiring the adjustment.

(c) If while unexercised Options or other Awards remain outstanding under the Plan (1) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (3) the Company is to be dissolved or (4) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Committee’s effectuation of one or more of the alternatives described below, or except as otherwise provided in Article XVI hereof, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the approval by the stockholders of the Company of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company’s shares will receive one share of the successor corporation for each share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of shares of the successor as the Award was exercisable for shares of Stock of the Company):

(i) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;

(ii) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Awards held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan or the applicable Award Agreement evidencing such Award) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Award and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such Award for such shares;

(iii) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Stock subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Stock is equal to the excess of the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Stock, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

(iv) provide that the number and class or series of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Award; or

(v) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary).

Any adjustment effected by the Committee under Section 4.5 shall be designed to provide the Holder with the intrinsic value of his or her Award, as determined prior to the Corporate Change, or, if applicable, equalize the Fair Market Value of the Award before and after the Corporate Change.

In effecting one or more of the alternatives set out in paragraphs (iii), (iv) or (v) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding may be exercised.

(d) In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.5, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in its sole and absolute discretion as to the number and price of Stock or other consideration subject to such Award. In the event of any such change in the outstanding Stock, the aggregate number of shares of Stock available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e) The issuance by the Company of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Options or other Awards.

(f) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Holder shall be entitled to have his Restricted Stock appropriately adjusted based on the manner in which the shares of Stock were adjusted under the terms of the agreement of merger or consolidation.

4.6 Election Under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the written approval of the General Counsel or Chief Financial Officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer or General Counsel of the Company shall forfeit any or all Awards granted to him or her under the Plan.

4.7 Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets or other confidential information of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company. The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

4.8 Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.9 Award Agreements. Each Award shall be embodied in a written agreement and shall be subject to the terms and conditions of the Plan. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan. Award Agreements may be accepted electronically or in any other manner that the Committee deems appropriate. Acceptance of an Award shall constitute agreement to its terms.

4.10 Amendments of Awards. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any vested right of a Holder without his or her written consent. Other than in connection with a change in the Company’s capital structure as described in Section 4.5, neither an Option nor an SAR may be amended to reduce the exercise price or in any other manner that would constitute a direct or indirect re-pricing (including cancelling previously awarded Options or SARs and re-granting them with a lower Option Price or grant price, cancelling previously awarded Options or SARs with Option Prices or grant prices per share in excess of the then current Fair Market Value per share for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, or taking any other action with respect to an Option or SAR that would be treated as a re-pricing under the rules and regulations of the principal securities exchange on which the Company’s Stock is traded).

4.11 Rights as Stockholder. A Holder shall not have any rights as a stockholder with respect to Stock covered by an Option, a SAR, an RSU, a Performance Stock Unit, or an Other Stock-Based Award until the date, if any, such Stock is issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Stock.

4.12 Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry. Such shares of Stock may be shares of original issuance, shares held in treasury, or shares that have been reacquired by the Company.

4.13 Restrictions on Stock Received. The Committee may impose such conditions and/or restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the shares of Stock for a specified period of time.

4.14 Predecessor Plan. Upon the effectiveness of this Plan, no additional options or other awards shall be made pursuant to a Predecessor Plan. To the extent that any award granted under a Predecessor Plan, which are outstanding as of the Effective Date, shall expire or terminate without being exercised, the Stock covered thereby shall remain available under or be added to the Plan, as the case may be.

4.15 Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of Termination of Employment or service by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or SAR that is not immediately and fully exercisable, any Restricted Stock or RSU as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Stock Award or Performance Unit Award that have not been fully earned, any Stock that is subject to any transfer restriction pursuant to this Plan, or any Cash-Based Award or Annual Incentive Award that has not been fully earned, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.

ARTICLE V

OPTIONS

5.1 Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by section 422 of the Code and the regulations thereunder).

5.2 Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) the Option Price, (b) the duration of the Option, (c) the number of shares of Stock to which the Option pertains, (d) the exercise restrictions, if any, applicable to the Option and (e) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO. Unless the vesting of such Option otherwsie accelerates in accordance with this Plan or the Award Agreement, each Option granted under the Plan shall have a minimum vesting period of at least one (1) year.

5.3 Option Price. The price at which shares of Stock may be purchased under an Option (the “Option Price”) shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to a Ten Percent Stockholder, the Option Price must not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of stock on the date of grant. Subject to the limitations set forth in the preceding sentences of this Section 5.3, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.4 Duration of Option. An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years, or, in the case of a Ten Percent Stockholder, no ISO shall be exercisable later than the fifth (5th) anniversary of the date of its grant) or (ii) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company.

5.5 Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.6 Exercise of Option.

(a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of shares of Stock with respect to which the Option is to be exercised and (3) the address to which any certificate representing such shares of Stock should be mailed. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, or (b) any other form of payment which is acceptable to the Committee.

(b) Exercise Through Third-Party Broker; Net Exercise. The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-

party broker to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise. The Committee may also permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by instructing the Committee to withhold a number of Shares otherwise deliverable to the Holder pursuant to the Option having an aggregate Fair Market Value on the date of exercise equal to the Option Price and any such applicable tax withholding.

5.7 Notification of Disqualifying Disposition. If any Employee shall make any disposition of shares of Stock issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Employee shall notify the Company of such disposition within ten (10) days thereof.

5.8 $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of shares of Stock with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both shares of Stock subject to ISOs under the Plan and Stock subject to ISOs under all other plans of the Company, such Options shall be treated as NQSOs. For this purpose, the “Fair Market Value” of the shares of Stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Stock are to be treated as shares acquired pursuant to the exercise of an ISO.

5.9 Transferability – Incentive Stock Options. Notwithstanding anything in the Plan or an Award Agreement to the contrary, no ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all ISOs granted to an Employee under this Article V shall be exercisable during his or her lifetime only by such Employee.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

6.2 General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one share of the Stock on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one share of the Stock on the date of grant of the SAR. The grant price of Tandem SARs shall be equal to the Option Price of the related Option.

6.3 SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate. Unless the vesting of such SAR otherwsie accelerates in accordance with this Plan or the Award Agreement, each SAR granted under the Plan shall have a minimum vesting period of at least one (1) year.

6.4 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the shares of Stock subject to the underlying ISO at the time the Tandem SAR is exercised over the Option Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the shares of Stock subject to the ISO exceeds the Option Price of the ISO.

6.5 Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes; provided, however, that Tandem SARs may be exercised for all or part of the shares of stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option and may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

6.6 Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price of the SAR by the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII

RESTRICTED STOCK AWARDS

7.1 Restricted Stock Awards. The Committee may make Awards of Restricted Stock to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Stock, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify. Unless the forfeiture restrictions of such Restricted Stock Award otherwise lapse in accordance with this Plan or the Award Agreement, the forfeiture provisions of each Restricted Stock Award granted under the Plan shall survive for a minimum of at least one (1) year.

7.3 Holder’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock in property other than shares of Stock or rights to acquire shares of Stock shall be paid to the recipient of the Restricted Stock Award currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock. In the case of dividends paid in cash, at the discretion of the Committee, such dividends shall either (i) be accumulated in cash and paid to the Holder (without interest) when the underlying Restricted Stock becomes vested, or (ii) be added to and become a part of the Restricted Stock, with the number of shares of Stock added to the Restricted Stock determined by dividing the amount of the cash dividend by the Fair Market Value of a share of Stock on the date of dividend payment. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Holder’s ownership of Restricted Stock prior to the lapse of the Period of Restriction or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Holder who has received such Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Holders who receive Restricted Stock Awards evidenced in such manner.

ARTICLE VIII

RESTRICTED STOCK UNIT AWARDS

8.1 Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee or its delegate shall maintain a bookkeeping ledger account which reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2 RSU Award. An RSU Award shall be similar in nature to a Restricted Stock Award except that no shares of Stock are actually transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a share of Stock.

8.3 RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify. Unless the forfeiture restrictions of such RSU Award otherwise lapse in accordance with this Plan or the Award Agreement, the forfeiture provisions of each RSU Award granted under the Plan shall survive for a minimum of at least one (1) year.

8.4 Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or shares of Stock as specified in the applicable Award Agreement.

8.5 Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the

Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time or upon an event that is permissible under Section 409A.

ARTICLE IX

PERFORMANCE STOCK AWARDS AND PERFORMANCE UNIT AWARDS

9.1 Authority to Grant Performance Stock Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Stock Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Stock Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Stock or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Performance Stock or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2 Performance Goals. The Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Goals, which may be based on one or more business criteria that apply to the Holder, one or more business units of the Company, or the Company as a whole: earnings per share, adjusted earnings per share (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), total shareholder return, CAGR, cash return on capitalization, increased revenue, increased EBITDAX, adjusted EBITDAX (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), EBITDAX per share, adjusted EBITDAX per share (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items ), net income, adjusted net income (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), stock price, market capitalization, book capitalization, capital expenditures, return on equity, return on assets, return on net assets, operating income, cash flow from operations before changes in assets and liabilities, operating cash flow per share, cash flow from operations, debt reduction, drill-bit finding and development costs, all-in finding and development costs, lifting costs per unit, general and administrative expenses, exploration expenses, production, production growth, production growth per share, injection volumes, reserve replacement ratio, reserve growth, reserve growth per share, enterprise value, liquids production growth, SEC PV-10, SEC PV-10 per share, enterprise value to EBITDAX ratio, 3 year reserves CAGR, LOE/mcfe, debt/mcfe, debt/proved reserves, debt/proved developed reserves, reserves to production ratio, debt to EBITDAX ratio, interest expense to EBITDAX ratio, fixed charge coverage ratio, discretionary cash flow, or discretionary cash flow per share. Goals may also be based on performance relative to a peer group of companies.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). For Awards that are intended to qualify as Performance-Based Compensation, in interpreting Plan provisions applicable to Performance Goals and Performance Stock or Performance Unit Awards, it is intended that the Plan will conform with the standards of Section 162(m) and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any

Performance Stock or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee. The Committee may make adjustments to the terms and conditions of, and the Performance Goals included in, Performance Stock Awards or Performance Unit Awards in recognition of non-cash and non-recurring charges, and extraordinary, one-time, or unusual events (including, without limitation, the events described in Section 4.5) affecting the Company or financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that no such adjustment shall be made if the effect would be to cause an Award that was intended to qualify for the performance-based compensation exception under Section 162(m) to fail such qualification. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Participants, the Company, and all other interested persons.

9.3 Time of Establishment of Performance Goals. With respect to a Covered Employee, a Performance Goal for a particular Performance Stock Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

9.4 Written Agreement. Each Performance Stock Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.5 Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or shares of Stock as specified in the Holder’s Award Agreement.

9.6 Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (i) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (ii) at a time or upon an event that is permissible under Section 409A.

9.7 Holder’s Rights as Stockholder With Respect to a Performance Stock Award. Subject to the terms and conditions of the Plan, each Holder of a Performance Stock Award shall have all the rights of a stockholder with respect to the shares of Stock issued to the Holder pursuant to the Award during any period in which such issued shares of Stock are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares of Stock. Dividends paid with respect to Performance Stock Awards in property other than shares of Stock or rights to acquire shares of Stock shall be paid to the recipient of the Performance Stock Award currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Performance Stock Award. In the case of dividends paid in cash, at the discretion of the Committee, such dividends shall either (i) be accumulated in cash and paid to the Holder (without interest) when the underlying shares of Stock become vested, or (ii) be added to and become a part of the Performance Stock Award, with the number of shares of Stock added to the Performance Stock Award determined by dividing the amount of the cash dividend by the Fair Market Value of a share of Stock on the date of dividend payment.

9.8 Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Stock or Performance Unit Award. If the time at which a Performance Stock or Performance Unit Award will vest or be paid is accelerated for any reason, the number of shares of Stock subject to, or the amount payable under, the Performance Stock or Performance Unit Award shall be reduced pursuant to Department of Treasury Regulation section 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

ARTICLE X

DEFERRED SHARES

To the extent consistent with the provisions of this Plan, including Section 19.18, the Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

10.1 Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

10.2 Consideration. Each grant may be made without the payment of additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the date the Award is granted.

10.3 Deferral Period. Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the date the Award was granted, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.

10.4 Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Deferred Shares, but the Committee may on or after the date the Award was granted authorize the payment of dividend equivalents on such Deferred Shares in cash or additional Stock on a current, deferred or contingent basis, in accordance with Article XI.

10.5 Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Article.

10.6 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

ARTICLE XI

DIVIDEND EQUIVALENTS

Any eligible person selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Stock that are subject to any Award for which actual dividends are not payable, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee; provided, that in no event shall Dividend Equivalents be granted with respect to Options or SARs. Such Dividend Equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents granted with respect to Performance-Based Compensation shall not be distributed during the relevant performance period or to the extent any such Award is otherwise unearned. Notwithstanding the foregoing, any deferral of the payment of a Dividend Equivalent will comply with Section 409A.

ARTICLE XII

ANNUAL INCENTIVE AWARDS

12.1 Authority to Grant Annual Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Annual Incentive Awards under the Plan to Employees who, by the nature and scope of their positions, regularly directly make or influence policy decisions which significantly impact the overall results or success of the Company in such amounts and upon such terms as the Committee shall determine. The amount of any Annual Incentive Awards shall be based on the attainment of such Performance Goals as the Committee may determine.

12.2 Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Holder, one or more business units of the Company, or the Company as a whole, with reference to one or more of the following: earnings per share, adjusted earnings per share (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), total shareholder return, CAGR, cash return on capitalization, increased revenue, increased EBITDAX, adjusted EBITDAX (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), EBITDAX per share, adjusted EBITDAX per share (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items ), net income, adjusted net income (as adjusted for non-cash and non-recurring charges, and extraordinary, one-time, or unusual items), stock price, market capitalization, book capitalization, capital expenditures, return on equity, return on assets, return on net assets, operating income, cash flow from operations before changes in assets and liabilities, operating cash flow per share, cash flow from operations, debt reduction, drill-bit finding and development costs, all-in finding and development costs, lifting costs per unit, general and administrative expenses, exploration expenses, production, production growth, production growth per share, injection volumes, reserve replacement ratio, reserve growth, reserve growth per share, enterprise value, liquids production growth, SEC PV-10, SEC PV-10 per share, enterprise value to EBITDAX ratio, 3 year reserves CAGR, LOE/mcfe, debt/mcfe, debt/proved reserves, debt/proved developed reserves, reserves to production ratio, debt to EBITDAX ratio, interest expense to EBITDAX ratio, fixed charge coverage ratio, discretionary cash flow, or discretionary cash flow per share. Goals may also be based on performance relative to a peer group of companies.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). For Annual Incentive Awards that are intended to qualify as Performance-Based Compensation, in interpreting Plan provisions applicable to Performance Goals, it is intended that the Plan will conform with the standards of Section 162(m), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Annual Incentive Awards made pursuant to the Plan shall be determined by the Committee. The Committee may make adjustments to the terms and conditions of, and the Performance Goals included in, Annual Incentive Awards in recognition of non-cash and non-recurring charges, and extraordinary, one-time, or unusual events (including, without limitation, the events described in Section 4.5) affecting the Company or financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided, however, that no such adjustment shall be made if the effect would be to cause an Annual Incentive Award that was intended to qualify for the performance-based compensation exception under Section 162(m) to fail such qualification. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding upon Participants, the Company, and all other interested persons.

12.3 Time of Establishment of Performance Goals. A Performance Goal for a particular Annual Incentive Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.

12.4 Written Agreement. Each Annual Incentive Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

12.5 Form of Payment Under Annual Incentive Award. Payment under an Annual Incentive Award shall be made in cash.

12.6 Time of Payment Under Annual Incentive Award. A Holder’s payment under an Annual Incentive Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (i) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Annual Incentive Award payment is no longer subject to a Substantial Risk of Forfeiture or (ii) at a time or upon an event that is permissible under Section 409A.

12.7 Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under an Annual Incentive Award. If the time at which an Annual Incentive Award will be paid is accelerated for any reason, the amount payable under the Annual Incentive Award shall be reduced pursuant to Department of Treasury Regulation section 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.

ARTICLE XIII

OTHER STOCK-BASED AWARDS

13.1 Authority to Grant Other Stock-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Stock to Holders, or payment in cash or otherwise of amounts based on the value of shares of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

13.2 Value of Other Stock-Based Award. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee.

13.3 Payment of Other Stock-Based Award. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Stock as the Committee determines.

13.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Other Stock-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Stock-Based Awards issued pursuant to the Plan

ARTICLE XIV

CASH-BASED AWARDS

14.1 Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash-Based Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine.

14.2 Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

14.3 Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

14.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XV

SUBSTITUTION AWARDS

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees of other entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

ARTICLE XVI

CHANGE IN CONTROL OF THE COMPANY

16.1 Change in Control of the Company. If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Board or Committee prior to the date of the Change of Control, in the event of a Change of Control:

(a) If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of Award with similar terms and conditions, by the Survivor in the Change of Control transaction. If applicable, each Award which is assumed by the Survivor shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and other appropriate adjustments in the terms and conditions of the Award shall be made.

(b) To the extent the Survivor in the Change of Control transaction does not agree to assume the Awards or issue replacement awards as provided in clause (i), then immediately prior to the date of the Change of Control:

(i) Each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Committee, all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award.

(ii) Restricted Stock and Restricted Stock Units (that are not Performance-Based Compensation) that are not then vested shall vest.

(iii) All Performance Stock Awards and Performance Unit Awards that are earned but not yet paid shall be paid upon the Change of Control at the level earned, and all Performance Stock Awards and Performance Unit Awards for which the performance period has not expired shall, unless otherwise determined by the Board or Committee, be cancelled in exchange for a cash payment to be made within thirty (30) days after the Change of Control equal to the product of (1) the target value payable to the Participant under such Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the Change of Control occurs and the denominator of which is the number of days in the performance period.

(iv) All Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall, unless otherwise determined by the Board or Committee, vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

(c) In the event that (1) the Survivor terminates the Participant’s employment or service without Cause (as defined in the agreement relating to the Award or, if not defined therein, as defined herein) or (2) if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that contemplates the termination of his or her employment or service for good reason, and the Participant terminates his or her employment or service for good reason (as defined in such agreement), in the case of either (1) or (2) within twenty-four (24) months following a Change of Control, then the following provisions shall apply to any assumed Awards or replacement awards and any Awards not cancelled in connection with the Change of Control pursuant to this Plan:

(i) Effective upon the date of the Participant’s termination of employment or service, all outstanding Awards or replacement awards automatically shall vest (assuming for any Award the vesting of which is subject to Performance Goals, that such goals had been met at the target level); and

(ii) With respect to Options or SARs, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Stock (which may include shares or other securities of the Survivor) equal to the excess of the Fair Market Value of the Stock on the date of such termination over the exercise or grant price of such Stock under the Award multiplied by the number of shares of Stock underlying the Option or SAR remaining unexercised; and

(iii) With respect to Restricted Stock or RSUs, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or Stock (which may include shares or other securities of the Survivor) equal to the Fair Market Value of the Stock on the date of such termination; and

(iv) With respect to Performance Stock Awards and Performance Stock Units that are earned but not yet paid, such Awards or replacement awards shall be paid upon the termination of employment or service at the level earned, and with respect to Performance Stock Awards and Performance Stock Units for which the performance period has not expired, such Awards shall be cancelled in exchange for a cash payment to be made within thirty (30) days after the date of termination equal to the product of (1) the target value payable to the Participant under his Award and (2) a fraction, the numerator of which is the number of days after the first day of the performance period on which the termination occurs and the denominator of which is the number of days in the performance period; and

(v) With respect to other Awards, such Awards or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash in an amount equal to the value of the Award. If the value of an Award is based on the Fair Market Value of Stock, Fair Market Value shall be deemed to mean the per share Change of Control price. The Board or Committee shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

ARTICLE XVII

ADMINISTRATION

17.1 Awards. The Plan shall be administered by the Committee or, in the absence of the Committee, the Plan shall be administered by the Board. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.

17.2 Authority of the Committee. The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business relating to the Plan or Awards made under the Plan, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities to (a) determine the persons to whom and the time or times at which Awards will be made; (b) determine the number and exercise price of shares of Stock covered in each Award subject to the terms and provisions of the Plan; (c) determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; (d) accelerate the time at which any outstanding Award will vest; (e) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (f) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms and provisions of the Plan, the Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees, Directors or Third Party Service Providers to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

17.3 Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its stockholders, Holders and the estates and beneficiaries of Holders.

17.4 No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XVIII

AMENDMENT OR TERMINATION OF PLAN

18.1 Amendment, Modification, Suspension, and Termination. Subject to Section 18.2, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules.

18.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan if and to the extent such Award is vested, without the written consent of the Holder holding such Award, subject to Sections 4.5, 16.1 and 19.18.

ARTICLE XIX

MISCELLANEOUS

19.1 Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

19.2 No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment at any time or for any reason not prohibited by law.

19.3 Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state or local tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions. In the discretion of the Committee, (i) the Company may reduce the number of shares of Stock issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; or (ii) the Company may instruct the stock plan administrator to sell that the number of shares of Stock needed to satisfy the tax withholding obligations of the Company, or withhold or cause to be withheld a number of shares of Stock deliverable upon the lapse of any forfeiture restrictions to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares of Stock held back shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation.

The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Committee, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested under the Award are made available for delivery, (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 19.3. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate.

The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

19.4 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

19.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.6 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

19.7 Other Compensation Plans. Except as otherwise expressly stated herein, the adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees, Directors or Third Party Service Providers.

19.8 Retirement and Welfare Plans. Neither Awards made under the Plan nor shares of Stock or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

19.9 Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

19.10 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

19.11 Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.12 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.13 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.

19.14 Investment Representations. The Committee may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.

19.15 Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Affiliates shall be covered by the Plan; (b) determine which persons employed outside the United States are eligible to participate in the Plan; (c) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; (d) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable – any subplans and modifications to Plan terms and procedures established under this Section 19.15 by the Committee shall be attached to the Plan document as Appendices; and (e) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, as amended, the Code, any securities law or governing statute or any other applicable law.

19.16 Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

19.17 Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Pennsylvania, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

19.18 Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(a) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid on the first business day of the seventh month following the Participant’s Separation from Service, unless another compliant date is specified in the applicable Award Agreement.

(b) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A.

(c) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any cash compensation, Stock or other form of payment under an Award, may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A; provided, however, that no deferral shall be permitted with respect to Options or SARs.

(d) The grant of Nonqualified Stock Options, SARs and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees, Directors and Third Party Service Providers of the Company and Affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(e) In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A.

19.19 Delegation of Authority. The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Participants, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Award Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

19.20 Clawback. Each Participant agrees to reimburse the Company with respect to any Award granted under the Plan to the extent required by any clawback or recoupment policy of the Company now in effect or as may be adopted by the Company from time to time or as otherwise required by applicable law.

19.21 Retention Requirements. Shares of Stock acquired by a Participant under this Plan may be subject to share retention guidelines or minimum holding requirements established by the Company.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Savings Time, Friday, May 27, 2016.

Vote by Internet • Go to www.envisionreports.com/REXX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6.

+
1.	To elect six directors nominated by the Company’s Board of Directors to serve until the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

		For	Withhold		For	Withhold		For	Withhold

	01 - Lance T. Shaner	☐	☐	02 - Thomas C. Stabley	☐	☐	03 - Jack N. Aydin	☐	☐

	04 - John A. Lombardi	☐	☐	05 - Eric L. Mattson	☐	☐	06 - John J. Zak	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;	☐	☐	☐

3. To consider a non-binding “say on pay” vote regarding the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

					☐	☐	☐

4. To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000.	☐	☐	☐	5. To approve the Company’s 2016 Long-Term Incentive Plan; and	☐	☐	☐
				6. The transaction of any other business as may properly come before the Annual Meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — REX ENERGY CORPORATION	+

Annual Meeting of Stockholders – May 27, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Thomas C. Stabley and Jennifer L. McDonough as Proxy to represent and to vote, as designated on the reverse, and in his or her discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Rex Energy Corporation (the “Company”), held of record by the undersigned on April 11, 2016, at the Annual Meeting to be held on May 27, 2016, or adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” all of the nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4, 5 and 6 and in the discretion of Thomas C. Stabley and Jennifer L. McDonough on such other business as may properly come before the meeting.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

(Continued and to be signed on the reverse side)
C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+